Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-151351 and No. 333-175764

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JUNE 20, 2008

República Oriental del Uruguay

Invites the Owners of

Each Series of Bonds listed on the inside front cover

(collectively, the “Eligible Bonds”)

to submit offers to

exchange Eligible Bonds

for

U.S. Dollar Global Bonds due 2045 (the “New Bonds due 2045”)

Each offer to exchange any series of Eligible Bonds is made as a separate, independent offer.

Uruguay reserves the right, in its sole discretion, not to accept tenders of one or more series of Eligible Bonds.

The aggregate outstanding principal amount of all Eligible Bonds is approximately US$5.2 billion.

Eligible Bonds tendered for New Bonds due 2045 may be subject to proration as described herein.

This prospectus supplement and the accompanying prospectus are together referred to as the “Invitation Materials.”

Transactions contemplated by the Invitation Materials are referred to as the “Invitation.”

Offers must be submitted through a direct participant in DTC, Euroclear or Clearstream, Luxembourg. Eligible Bonds tendered pursuant to the Invitation may only be withdrawn in accordance with the procedures specified under “Terms of the Invitation—Irrevocability; Withdrawal Rights,” prior to the Expiration Deadline (as defined below), and cannot be withdrawn thereafter. Uruguay is making the Invitation only in those jurisdictions where it is legal to do so. See “Jurisdictional Restrictions.”

Subject to proration as described herein, holders that validly tender Eligible Bonds will receive, in exchange for each US$1,000 principal amount of Eligible Bonds accepted for exchange, New Bonds due 2045 having a principal amount equal to US$1,000 multiplied by the relevant Exchange Ratio (as defined below), and an amount of cash in U.S. dollars for accrued interest, as described herein.

The New Bonds due 2045 to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s New Bonds due 2045 (CUSIP No. 760942AY8, ISIN US760942AY83) to be issued pursuant to a cash offer made separately by Uruguay pursuant to a prospectus supplement to be filed with the United States Securities and Exchange Commission (the “SEC”) dated November 13, 2012 and the accompanying prospectus dated June 20, 2008 (such cash offer, the “New Bonds Offering”). The aggregate principal amount of New Bonds due 2045 to be issued pursuant to the New Bonds Offering will be at least US$500 million, subject to consummation of such offering. Pursuant to the terms of the New Bonds Offering, this amount may be increased by up to 10% after the date hereof.

The aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) will not exceed US$2.0 billion. The Eligible Bonds consist of two groups, Group A Bonds and Group B Bonds. Uruguay will not accept any Group B Bonds validly tendered (as identified on the inside front cover, the “Group B Bonds”) unless it accepts all Group A Bonds (as identified on the inside front cover, the “Group A Bonds”) validly tendered. If the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering), upon acceptance of all Group A Bonds validly tendered, is less than U.S.$1.0 billion, Uruguay will accept Group B Bonds validly tendered (of one or both series), if any have been tendered, such that the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) is at least U.S.$1.0 billion and Uruguay reserves the right, in its sole discretion, to accept Group B Bonds in excess thereof. Uruguay also reserves the right, in its sole discretion, to select one or more series of Group A Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group A Bonds to accept. Uruguay also reserves the right, in its sole discretion, to select one or both series of Group B Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group B Bonds to accept, if any.

Uruguay reserves the right, in its sole discretion, to terminate the Invitation for any reason. Uruguay also reserves the right, in its sole discretion, not to accept any tenders of one or more series of Eligible Bonds. Non-acceptance of tenders for one or more series of Eligible Bonds shall not affect the Invitation for any other series of Eligible Bonds. Termination of the Invitation for the Eligible Bonds does not affect Uruguay’s concurrent cash tender offer for certain of its outstanding bonds or the New Bonds Offering. The Invitation is conditioned on the consummation of the New Bonds Offering. The aggregate principal amount of New Bonds due 2045 to be issued by Uruguay pursuant to this Invitation will depend on (a) the level of participation in the Invitation and (b) the aggregate principal amount of Eligible Bonds accepted by Uruguay pursuant to the Invitation.

The New Bonds due 2045 contain collective action clauses with provisions regarding future modifications to their terms. Under those provisions, which are described beginning on page 8 of the prospectus and page S-29 of this prospectus supplement, modifications affecting the reserve matters listed in the indenture governing the New Bonds due 2045, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

This prospectus supplement is not a prospectus within the meaning of the Prospectus Directive 2003/71/EC (the “Prospectus Directive”). However, application will be made to admit the New Bonds due 2045 to the Official List of the United Kingdom Listing Authority (the “UKLA”) and to admit the New Bonds due 2045 to trading on the regulated market of the London Stock Exchange (the “Regulated Market”). The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Any questions concerning the Invitation or requests for additional copies of this prospectus supplement or the accompanying prospectus, which may be obtained free of charge, may be directed to BNP Paribas Securities Corp. or Citigroup Global Markets Inc. (the “Dealer Managers”) at the telephone numbers or addresses provided on the back cover of this prospectus supplement.

THE INVITATION WILL BEGIN ON TUESDAY, NOVEMBER 13, 2012. THE INVITATION AND WITHDRAWAL RIGHTS (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 16, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY URUGUAY IN ITS SOLE DISCRETION (SUCH DATE AND TIME AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DEADLINE”).

The Dealer Managers for the Invitation are:

BNP PARIBAS	Citigroup

November 13, 2012

Prospectus Supplement

Prospectus

PRICING TERMS WITH RESPECT TO THE ELIGIBLE BONDS

The Exchange Ratio for the Group A Bonds will be determined by reference to the Group A Bond Values set forth in the table below. The Exchange Ratio for the Group B Bonds will be determined by reference to the Reference Yield and the Relative Spread (bps) set forth in the table below. The table below also specifies the ISIN, CUSIP and Common Code numbers for the Eligible Bonds, as well as the aggregate outstanding principal amount of each series of Eligible Bonds.

Group A Bonds	ISIN	CUSIP	Common Code	Amount Outstanding as of October 25, 2012		Group A Bond Value
7.000% due April 2013	US917288AS14	917288AS1	016713694	US$	34,803,880	1,025.00
7.875% due March 2014	US917288AT96	917288AT9	016713716	US$	5,188,963	1,102.50
7.250% due May 2014	US917288AU69	917288AU6	016713724	US$	15,651,712	1,100.00
7.500% due March 2015	US917288AZ56	917288AZ5	016713805	US$	177,584,775	1,165.00
8.750% due June 2015	US917288AV43	917288AV4	016713732	US$	18,310,492	1,211.25
7.625% due January 2017	US917288AX09	917288AX0	016713775	US$	13,003,870	1,263.75
9.250% due May 2017	US760942AR33	760942AR3	021983462	US$	137,039,000	1,353.75
8.000% due November 2022	US917288BC52	917288BC5	023617129	US$	1,634,875,590	1,475.00
6.875% due September 2025	US760942AX01	760942AX0	045490688	US$	474,700,000	1,427.50
7.875% due July 2027	US760942AE20	760942AE2	007829361	US$	23,150,000	1,523.75

Group B Bonds	ISIN	CUSIP	Common Code	Amount Outstanding as of October 25, 2012		Reference Yield		Relative Spread (bps)
7.875% due January 2033	US917288BA96	917288BA9	016713813	US$	1,073,470,792	2045 Reopening Yield	*	*
7.625% due March 2036	US760942AS16	760942AS1	024873811	US$	1,411,130,899	2045 Reopening Yield	*	*

*	Uruguay will determine the 2045 Reopening Yield, which will be a yield with respect to the New Bonds due 2045, and the Relative Spread for each series of Group B Bonds, in its sole discretion, at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announce the 2045 Reopening Yield and the Relative Spreads promptly thereafter.

S-i

INTRODUCTION

This Prospectus Supplement, dated November 13, 2012, together with the Republic of Uruguay’s accompanying prospectus, dated June 20, 2008, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the trust indenture under which the New Bonds due 2045 offered in the Invitation will be issued incorporates by reference the information included in the 2011 Annual Report (as defined below), and Amendment No. 1 on Form 18-K/A to the 2011 Annual Report. When you make your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Uruguay has not authorized anyone to provide you with information that is different. This Prospectus Supplement may only be used where it is legal to offer and sell these securities. The information in this Prospectus Supplement may only be accurate as of the date hereof.

Uruguay accepts responsibility for the information contained or incorporated by reference in this Prospectus Supplement and holds the opinions and intentions expressed in this Prospectus Supplement. To the best of the knowledge and belief of Uruguay (which has taken all reasonable care to ensure that such is the case), the information contained or incorporated by reference in this Prospectus Supplement is in accordance with the facts and does not omit anything likely to affect the import of the information.

Uruguay is furnishing this Prospectus Supplement to you solely for use in the context of Uruguay’s Invitation to exchange Eligible Bonds for New Bonds due 2045.

The New Bonds due 2045 that Uruguay issues to holders of Eligible Bonds in the United States are being offered under Uruguay’s registration statement (file no. 333-151351) initially filed with the SEC under the Securities Act of 1933, as amended, (the “Securities Act”) on June 2, 2008 (the “2008 Registration Statement”) and also under Uruguay’s registration statement (file no. 333-175764) filed with the SEC under the Securities Act on July 25, 2011 (the “2011 Registration Statement” and, together with the 2008 Registration Statement, the “Registration Statements”). The accompanying prospectus is part of the 2008 Registration Statement, which became effective on June 23, 2008, and the 2011 Registration Statement, which became effective on July 25, 2011. This prospectus supplement contains specific information about the terms of the Invitation and the New Bonds due 2045 and may add or change information provided in the accompanying prospectus. Consequently, before you participate in the Invitation, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and accompanying prospectus, as each contains information regarding Uruguay, the Invitation, the New Bonds due 2045 and other matters. You can inspect those documents at the offices of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.”

None of Uruguay, the Dealer Managers or the Information and Exchange Agent (as defined herein) has expressed any opinion as to whether the terms of the Invitation are fair. None of Uruguay, the Dealer Managers or the Information and Exchange Agent makes any recommendation that you exchange Eligible Bonds for New Bonds due 2045 or refrain from doing so pursuant to the Invitation, and no one has been authorized by Uruguay, the Dealer Managers or the Information and Exchange Agent to make any such recommendation. You must make your own decision as to whether to exchange Eligible Bonds for New Bonds due 2045 or refrain from doing so and, if you do exchange Eligible Bonds, the principal amount of Eligible Bonds to exchange.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The New Bonds due 2045 are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such New Bonds due 2045 will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

S-ii

INCORPORATION BY REFERENCE

The SEC allows Uruguay to incorporate by reference certain information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2011 (the “2011 Annual Report”), filed with the SEC on July 20, 2012 (File No. 333-07128); and

•	Amendment No. 1 on Form 18-K/A to the 2011 Annual Report, filed with the SEC on November 9, 2012 (File No. 333-07128).

Information that Uruguay files with the SEC in the form of (i) any amendment on Form 18-K/A to the 2011 Annual Report filed after the date of this prospectus supplement and prior to the termination or settlement of the offering of the New Bonds due 2045 pursuant to the Invitation; and (ii) each subsequent annual report on Form 18-K and any Amendment on Form 18-K/A filed after the date of this prospectus supplement and prior to the termination or settlement of the offering of the New Bonds due 2045 pursuant to the Invitation will update and supersede earlier information that it has filed, and will be considered part of and incorporated by reference in this prospectus supplement.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: 598-2-1712-2716

Attention: Mrs. Azucena Arbeleche

SCHEDULED DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the government nor the Dealer Managers acting on behalf of Uruguay in connection with the offer and exchange of securities as contemplated in the Invitation Materials accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into the Invitation Materials.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars”, “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

S-iii

JURISDICTIONAL RESTRICTIONS

The distribution of the Invitation Materials is restricted by law in certain jurisdictions. Persons into whose possession these Invitation Materials come are required by Uruguay to inform themselves of and to observe any of these restrictions.

The following summary of foreign jurisdiction offering and sale limitations and qualifications has been prepared only for your general information. It has been prepared with the assistance of local counsel in each jurisdiction believed by us to be responsible. Accordingly, Uruguay does not assume any responsibility for the accuracy, completeness or fairness of the statements contained herein.

The Invitation Materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the Invitation is required to be made by a licensed broker or dealer and in which any Dealer Manager or any of their affiliates is so licensed, it shall be deemed to be made by the Dealer Managers or such affiliate on behalf of Uruguay.

Belgium: No action has been taken or will be taken in Belgium to permit a public offer of the New Bonds due 2045 in accordance with the Belgian Act of 16 June 2006 on the public offer of securities and admission of securities to trading on a regulated market (i.e. the Belgian Prospectus Act) or a takeover bid in accordance with the Belgian Act of 1 April 2007 on takeover bids (i.e. the Belgian Takeover Act) and no New Bonds due 2045 may be offered or sold to persons in Belgium unless either such persons are qualified investors within the meaning of Article 10 of the Belgian Prospectus Act or one or more other exemptions available under Article 3 of the Belgian Prospectus Act and Article 6 (3) of the Belgian Takeover Act apply.

European Economic Area: The Invitation Materials have been prepared on the basis that any offer of New Bonds due 2045 in any Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (2003/71/EC) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of New Bonds due 2045. Accordingly, any person making or intending to make any offer in that Relevant Member State of New Bonds due 2045 which are the subject of the offering contemplated in this Exchange Offer may only do so in circumstances in which no obligation arises for Uruguay or the Dealer Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither Uruguay nor the Dealer Managers have authorized, nor do they authorize, the making of any offer of the New Bonds due 2045 in circumstances in which an obligation arises for Uruguay or the Dealer Managers to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State, each Dealer Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of New Bonds due 2045 to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of New Bonds due 2045 to the public in the Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the PD Amending Directive (as defined below), 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the Dealer Managers nominated by the issuer for such offering; or

S-iv

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of New Bonds due 2045 shall require Uruguay or any Dealer Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of New Bonds due 2045 to the public” in relation to any New Bonds due 2045 in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the New Bonds due 2045 to be offered so as to enable an investor to decide to purchase the New Bonds due 2045, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France: The Invitation Materials have not been prepared in the context of a public offering in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier and Title I of Book II of the Réglement Général of the Autorité des Marchés Financiers (the “AMF”) and therefore has not been approved by, registered or filed with the AMF. Consequently, the New Bonds due 2045 are not being offered, directly or indirectly, to the public in France and the Invitations Materials have not been and will not be released, issued or distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the New Bonds due 2045 to the public in France. The New Bonds due 2045 may only be offered or sold in France to persons licensed to provide the investment service of portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or to qualified investors (investisseurs qualifiés) and/or to a limited group of investors (cercle restreint d’investisseurs) acting for their own account, all as defined in and in accordance with Articles L.411-1 and L.411-2 and Articles D.411-1 and D.411-2 of the French Code Monétaire et Financier. Prospective investors are informed that: (i) the Invitation Materials have not been submitted for clearance to the AMF; (ii) in compliance with Articles D.411-1 and D.411-2 of the French Code Monétaire et Financier, any investors tendering their Eligible Bonds in exchange for the New Bonds due 2045 should be acting for their own account; and (iii) the direct and indirect distribution or sale to the public of the New Bonds due 2045 acquired by them may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 of the French Code Monétaire et Financier.

Hong Kong: WARNING—The contents of the Invitation Materials have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. It has not been issued, and will not be issued, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Eligible Bonds and the New Bonds due 2045, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the New Bonds due 2045 which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Italy: Neither the Invitation nor any other document related thereto has been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations. In the Republic of Italy, the Invitation is conducted in reliance on the exemption set forth by Article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the “Regulation on Issuers”) and, therefore, is intended for, and directed only at, institutional investors (investitori qualificati, “Institutional Investors”), as defined pursuant to Article 34-ter, paragraph 1, letter b) of the Regulation on Issuers and Article 26, paragraph 1, letter d) of CONSOB Regulations Nº16190 of October 29, 2007, as amended (the “Regulation on Intermediaries”)

S-v

Accordingly, the Invitation cannot be extended, nor may copies of any document related thereto, to the Eligible Bonds or to the New Bonds due 2045 be distributed, mailed or otherwise forwarded, or sent, to the public in the Republic of Italy, whether by mail or by any means or other instrument (including, without limitation, telephonically or electronically) or any facility of a national securities exchange available in the Republic of Italy, other than to Institutional Investors. Persons receiving the Invitation must not forward, distribute or send it in or into or from the Republic of Italy.

Holders of Eligible Bonds other than Institutional Investors are hereby notified that, to the extent such holders are Italian residents or are located in the Republic of Italy, the Invitation is not available to them, and neither this document nor any other offering material relating to this Invitation, the Eligible Bonds or the New Bonds due 2045 may be distributed or made available to them in the Republic of Italy.

Holders of Eligible Bonds that are located in Italy and qualify as Institutional Investors can tender Eligible Bonds for purchase through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, the Regulation on Intermediaries and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Luxembourg: Under no circumstances shall this Invitation or any other document or material relating to this Invitation be distributed or otherwise made available in, from or published in, the Grand Duchy of Luxembourg, directly or indirectly, except for the sole purpose of an announcement relating to Bonds listed on the Luxembourg Stock Exchange, and it shall under no circumstances be considered as an offer to sell or issue securities to the public, requiring the publication of a prospectus in accordance with the Luxembourg Act of 10 July 2005 on prospectuses for securities, implementing the Prospectus Directive, as amended from time to time. The expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Switzerland: Uruguay has not applied nor will apply for a listing of the New Bonds due 2045 on the SIX Swiss Exchange or any other exchange or regulated securities market in Switzerland, and consequently, the information presented in the Invitation Materials or in any other offering or marketing material does not necessarily comply with the information standards set out in the applicable Swiss listing rules.

United Kingdom: This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The New Bonds due 2045 are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such New Bonds due 2045 will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

S-vi

SUMMARY

This summary must be read as an introduction to this Prospectus Supplement and any decision to offer your Eligible Bonds in exchange for New Bonds due 2045 should be based on a consideration of the Prospectus Supplement as a whole, including the “Risk Factors and Investment Considerations” section and the documents incorporated by reference.

Issuer	Republic of Uruguay

Invitation	Comprises the Exchange Offer.

The Invitation expires at the Expiration Deadline, unless Uruguay in its sole discretion extends it or terminates it earlier.

Purpose of the Invitation	The Invitation is part of a broader program implemented by Uruguay to manage its external liabilities. The Invitation is concurrent with an invitation by Uruguay to holders of certain of its outstanding bonds to tender such bonds for cash (the “Concurrent Offer”). The bonds subject to the Concurrent Offer include the Group A Bonds included in this Invitation, among others. The total price payable by Uruguay (including accrued and unpaid interest) for all bonds accepted for purchase by Uruguay pursuant to the Concurrent Offer will not exceed US$500 million.

Offer	Uruguay is inviting holders of Eligible Bonds to submit offers to exchange Eligible Bonds for New Bonds due 2045 (the “Exchange Offer”).

The New Bonds due 2045 to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s New Bonds due 2045 (CUSIP No. 760942AY8, ISIN US760942AY83) to be issued pursuant to the New Bonds Offering made separately by Uruguay. Settlement of the New Bonds Offering will be a condition to settlement of the Invitation. The aggregate principal amount of the New Bonds due 2045 to be issued pursuant to the New Bonds Offering will be at least US$500 million, subject to consummation of such offering. Pursuant to the terms of the New Bonds Offering, this amount may be increased by up to 10% after the date hereof.

The aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) will not exceed US$2.0 billion. Uruguay will not accept any Group B Bonds unless it accepts all Group A Bonds validly tendered. If the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering), upon acceptance of all Group A Bonds validly tendered, is less than U.S.$1.0 billion, Uruguay will accept Group B Bonds validly tendered (of one or both series), if any have been tendered, such that the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) is at least U.S.$1.0 billion and Uruguay reserves the right, in its sole discretion, to accept Group B Bonds in excess thereof. Uruguay reserves the right, in its sole discretion, to select one or more series of Group A Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group A Bonds to accept. Uruguay also reserves the right, in its sole discretion, to select one or both series of Group B Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group B Bonds to accept, if any.

Furthermore, (i) after giving effect to the Invitation and the Concurrent Offer, the outstanding aggregate principal amount of the 8.000% Bonds due November 2022 (the “2022 Bonds”) will be at least US$500 million; (ii) after giving effect to the Invitation, the outstanding aggregate principal amount of the 7.875% Bonds due January 2033 (the “2033 Bonds”) will be at least US$500 million; and (iii) after giving effect to the Invitation, the outstanding aggregate principal amount of the 7.625% Bonds due March 2036 (the “2036 Bonds”) will be at least US$500 million.

New Bonds due 2045 and Cash to be Received pursuant to Exchange Offer	Subject to proration as described herein, holders that validly tender Eligible Bonds will receive, in exchange for each US$1,000 principal amount of Eligible Bonds accepted for exchange:

•	New Bonds due 2045 having a principal amount (rounded down to the nearest multiple of US$1.00) equal to US$1,000 multiplied by the relevant Exchange Ratio; and

•

an amount of cash in U.S. dollars equal to the accrued and unpaid interest due on such Eligible Bonds accepted for exchange from and including the previous interest payment date of such Eligible Bonds to and excluding the Expected Settlement Date (as defined below) (the “Eligible Bond Accrued Interest”).

No cash will be paid in respect of New Bonds due 2045 not delivered as a result of rounding the principal amount of New Bonds due 2045 down to the nearest multiple of US$1.00.

The Exchange Ratio (the “Exchange Ratio”) for each series of Eligible Bonds will be equal to the quotient (rounded to nine decimal places) of:

•	the applicable Group A Bond Value or Group B Bond Value (determined as described below) for such series, as applicable, divided by

•	the 2045 Reopening Price, determined as described below.

Determination of the Group A Bond Values and the Group B Bond Values	The Group A Bond Value for each series of Group A Bonds will be the corresponding amount per US$1,000 principal amount of such series of Group A Bonds set forth in the table on the inside cover hereof.

The Group B Bond Value for each series of Group B Bonds will be the price per US$1,000 principal amount (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that results in a yield to maturity, in the case of the 2033 Bonds, or a yield to weighted-average maturity, in the case of the 2036 Bonds, calculated in accordance with standard market practice, for such series of Group B Bonds, as of the Expected Settlement Date, equal to the sum of:

•	the 2045 Reopening Yield, plus

•	the Relative Spread for such series of Group B Bonds.

If the Relative Spread for a series of Group B Bonds is a negative number, then the yield used to determine the related price as described above would be less than the 2045 Reopening Yield.

Relative Spreads for the Group B Bonds	The Relative Spread for each series of Group B Bonds will be determined by Uruguay, in its sole discretion, at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.

2045 Reopening Price	The 2045 Reopening Price for the New Bonds due 2045 will be the price per US$1,000 principal amount (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that results in a yield to weighted-average maturity, calculated in accordance with standard market practice, for the New Bonds due 2045, as of the Expected Settlement Date, equal to the 2045 Reopening Yield.

2045 Reopening Yield	The 2045 Reopening Yield shall be a yield with respect to the New Bonds due 2045 determined by Uruguay, in its sole discretion, at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.

Determination and Announcement of Exchange Ratios	At or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline, or as soon as practicable thereafter, Uruguay will determine and announce the Relative Spread for each series of Group B Bonds, the 2045 Reopening Price, the 2045 Reopening Yield, the yield used to determine the Group B Bond Value for each series of Group B Bonds, the Group B Bond Value for each series of Group B Bonds and the Exchange Ratio for each series of Eligible Bonds.

All announcements by Uruguay pursuant to the Invitation will be made by issuing a press release using PRNewswire or other comparable news service, which we refer to as “News Service.”

Modification of Exchange Ratios	Uruguay reserves the right to modify the Group A Bond Value for each series of Group A Bonds, the Relative Spread for each series of Group B Bonds and the 2045 Reopening Yield at any time, and if any such modification is made prior to the date and time that the Exchange Ratios are announced, Uruguay shall not be required to extend the expiration of the Invitation.

Proration	Uruguay will not accept any Group B Bonds unless it accepts all Group A Bonds validly tendered. If the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering), upon acceptance of all Group A Bonds validly tendered, is less than U.S.$1.0 billion, Uruguay will accept Group B Bonds validly tendered (of one or both series), if any have been tendered, such that the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) is at least U.S.$1.0 billion and Uruguay reserves the right, in its sole discretion, to accept Group B Bonds in excess thereof. Uruguay reserves the right, in its sole discretion, to select one or more series of Group A Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group A Bonds to accept. Uruguay also reserves the right, in its sole discretion, to select one or both series of Group B Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group B Bonds to accept, if any.

As a result, some Eligible Bonds may not be accepted pursuant to the Invitation, and will be returned to the holder thereof.

In the event of proration with respect to a series of Eligible Bonds, the principal amount accepted of each offer to exchange such Eligible Bonds will be determined by multiplying the principal amount tendered of such offer by the applicable proration rate and rounding the resulting amount down to the nearest authorized denomination of such series of Eligible Bonds, as specified herein under “The Eligible Bonds.”

Denominations	Each series of Eligible Bonds may only be tendered in the minimum denomination and the integral multiple in excess of such minimum denomination that are set forth in the terms of such series of Eligible Bonds, as specified herein under “The Eligible Bonds.” The New Bonds due 2045 will be issued in minimum denominations of US$1.0 and integral multiples of US$1.0 in excess thereof.

Announcement of Results; Acceptance

At or around 12:00 noon, New York City time, on the first business day after the Expiration Deadline, or as soon thereafter as possible, Uruguay will determine and announce the expected aggregate principal amount of each series of Eligible Bonds accepted in the Invitation (which could be zero for one or more series), the expected proration factor for each series of Eligible Bonds, if any, and the expected aggregate amount of New Bonds due 2045 to be issued pursuant to the Invitation.

Uruguay may announce that offers to exchange Eligible Bonds will be prorated even if the announcement of the results of the Invitation did not contain any expected proration factor for the Eligible Bonds.

As used herein, “business day” means a day other than a Saturday, a Sunday or a day on which banks generally are not open in New York or London.

This information will also be available from the Dealer Managers, the Information and Exchange Agent, on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com) and at www.bondcom.com/rou, and through such other means as Uruguay considers appropriate and as permitted by law. Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

Expected Settlement Date; Settlement Date	The expected settlement date for the Invitation is Tuesday, November 20, 2012 (the “Expected Settlement Date”). The Group B Bond Values, the Exchange Ratio for each series of Eligible Bonds and the 2045 Reopening Price will be determined assuming that settlement takes place on the Expected Settlement Date.

We expect the settlement date of the Invitation (the “Settlement Date”) to be the Expected Settlement Date. However, in the event the Settlement Date is delayed, the principal amount of New Bonds due 2045 you will be entitled to receive for the Eligible Bonds you tendered and Uruguay accepted in the Exchange Offer will not be adjusted; you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange; and you will also not be required to make any payment for interest accrued but unpaid on the New Bonds due 2045 on and after the Expected Settlement Date.

On the Settlement Date, subject to the conditions set forth herein, Uruguay will exchange Eligible Bonds validly tendered and accepted for New Bonds due 2045 and pay the Eligible Bond Accrued Interest in cash. Uruguay will cancel Eligible Bonds received pursuant to the Invitation following the Settlement Date.

Income Tax Consequences	Please see the section entitled “Taxation” for a discussion of the Uruguayan and U.S. federal income tax consequences to owners of Eligible Bonds who exchange Eligible Bonds for New Bonds due 2045. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you or to the tender of your Eligible Bonds.

Termination	Uruguay reserves the right, in its sole discretion, to terminate the Invitation for any reason. Uruguay also reserves the right, in its sole discretion, not to accept any tenders of one or more series of Eligible Bonds. Non-acceptance of tenders for one or more series of Eligible Bonds shall not affect the Invitation for any other series of Eligible Bonds. Termination of the Invitation for the Eligible Bonds does not affect Uruguay’s Concurrent Offer. The Invitation is conditioned on the consummation of the New Bonds Offering.

Tendering Procedures	If holders wish to submit an offer pursuant to the Invitation, holders, the custodial entity or direct participant (as the case may be) through which a holder holds its Eligible Bonds must submit, at or prior to the Expiration Deadline, its offer to exchange Eligible Bonds by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system. See “Terms of the Invitation—Tender Procedures.”

Certain Deemed Representations, Warranties and Undertakings	If holders submit an offer pursuant to the Invitation, such holders will be deemed to have made certain acknowledgements, representations, warranties and undertakings to Uruguay, the Dealer Managers and the Information and Exchange Agent. See “Holders’ Representations, Warranties and Undertakings.”

Withdrawal	Offers to exchange Eligible Bonds will become irrevocable upon expiration of the Invitation. However, any such offers may be withdrawn or revised prior to the expiration of the Invitation at the Expiration Deadline in accordance with the procedures described under “Terms of the Invitation—Irrevocability; Withdrawal Rights.”

Jurisdictions	Uruguay is making the Invitation only in those jurisdictions where it is legal to do so. See “Jurisdictional Restrictions.”

Risk Factors	The Invitation involves material risks. Please see “Risk Factors and Investment Considerations” for more information.

Announcements	Uruguay will make (or cause to be made) all announcements regarding the Invitation by press release issued to news media and in accordance with applicable law, by announcement through the News Service, and by announcement on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com ). See “Terms of the Invitation—Publication.”

SUMMARY OF THE NEW BONDS DUE 2045

This summary must be read as an introduction to the prospectus supplement and prospectus relating to the New Bonds due 2045 and any decision to invest in the New Bonds due 2045 should be based on a consideration of such prospectus supplement and prospectus as a whole, including the documents incorporated by reference.

Issuer	The Republic of Uruguay.

Indenture	The Bonds are being issued under a trust indenture.

Fungibility	The New Bonds due 2045 issued pursuant to the Invitation will be consolidated, form a single series and be fully fungible with Uruguay’s New Bonds due 2045 to be issued pursuant to the New Bonds Offering.

Maturity	November 20, 2045.

Payment of Principal	Principal will be repaid in three nominally equal installments on November 20, 2043, November 20, 2044 and at maturity of the New Bonds due 2045.

Payment of Interest	Interest will accrue from the Expected Settlement Date and paid semi-annually in arrears on May 20 and November 20 of each year, commencing on May 20, 2013. Interest on the New Bonds due 2045 will be calculated on the basis of a 360-day year of twelve 30-day months.

Form and Settlement	Uruguay will issue the New Bonds due 2045 in the form of one or more fully registered global securities, without interest coupons. No New Bonds due 2045 will be issued in bearer form.

Denominations	Uruguay will issue the New Bonds due 2045 only in minimum denominations of US$1.00 or integral multiples of US$1.00 in excess thereof.

Withholding Tax and Additional Amounts	Uruguay will make payments of principal and interest in respect of the New Bonds due 2045 without withholding or deducting for or on account of any present or future Uruguayan taxes, duties, assessments or governmental charges of whatever nature except as set forth in “Description of the Bonds—Additional Amounts.”

Further Issues	Uruguay may, from time to time, without your consent, create and issue further debt securities having the same terms as and ranking equally with the New Bonds due 2045 in all respects and such further debt securities will be consolidated and form a single series with the New Bonds due 2045.

Governing Law and Jurisdiction	New York.

Listing	Application will be made to admit the New Bonds due 2045 to the Official List of the UKLA and to admit the New Bonds due 2045 to trading on the Regulated Market of the London Stock Exchange. The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

Taxation	For a discussion of the Uruguayan and U.S. federal tax consequences associated with the New Bonds due 2045, see “Taxation—Uruguayan Taxation” and “Taxation—United States Federal Taxation” in the accompanying prospectus. You should consult your own tax advisors regarding the possible tax consequences under the laws of jurisdictions that apply to you and to your ownership and disposition of the New Bonds due 2045.

Trustee	The Bank of New York Mellon.

SUMMARY TIME SCHEDULE FOR THE INVITATION

The following summarizes the anticipated time schedule for the Invitation assuming, among other things, that the Expiration Deadline is not extended. This summary is qualified in its entirety by, and should be read together with, the more detailed information appearing elsewhere in this prospectus supplement. The various dates and times in this summary are based on Uruguay’s current schedule; those dates and times are subject to change in Uruguay’s sole discretion. All references are to New York City time unless otherwise noted.

Tuesday, November 13, 2012	Commencement Date

Uruguay announces the terms and conditions of the Invitation.

The Invitation commences.

At or around 11:00 a.m., Thursday, November 15, 2012	Determination and Announcement of Exchange Ratios

Uruguay will determine:

•	in its sole discretion the 2045 Reopening Yield;

•	the 2045 Reopening Price;

•	the Relative Spread for each series of Group B Bonds;

•	the yield used to determine the Group B Bond Value for each series of Group B Bonds;

•	the Group B Bond Value for each series of Group B Bonds; and

•	the Exchange Ratio for each series of Eligible Bonds.

As soon as practical after these determinations are made, Uruguay will announce them by press release to the News Service. If the determinations are not completed by 3:00 p.m., New York City time, on Thursday, November 15, 2012, Uruguay will announce an alternative target determination time.

Uruguay reserves the right to modify the Group A Bond Value for each series of Group A Bonds, the Relative Spread for each series of Group B Bonds and the 2045 Reopening Yield at any time, and if any such modification is made prior to the date and time that the Exchange Ratios are announced, Uruguay shall not be required to extend the expiration of the Invitation.

5:00 p.m., Friday, November 16, 2012	The Invitation expires, unless Uruguay extends it or terminates it earlier in its sole discretion. You may no longer withdraw your offers.

At or around 12:00 noon, or as soon as possible thereafter, Monday, November 19, 2012	Announcement Date

Uruguay will announce by press release to the News Service:

•	the expected aggregate principal amount of each series of Eligible Bonds to be accepted in the Invitation and the Concurrent Offer (which could be zero for one or more series);

•	the expected aggregate principal amount of New Bonds due 2045 to be issued pursuant to the Invitation; and

•	the expected proration factor for each series of Eligible Bonds, if any.

Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

This information will also be available from the Dealer Managers, the Information and Exchange Agent, on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com) and at www.bondcom.com/rou, and through such other means as Uruguay considers appropriate.

Tuesday, November 20, 2012	Settlement of the Invitation and Delivery of New Bonds due 2045.

Settlement will occur through the applicable clearing systems. Uruguay will cancel all accepted Eligible Bonds thereafter.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Uruguay corresponding to the headings below that are contained in Exhibit D to the 2011 Annual Report. To the extent that the information included in this section differs from the information set forth in the 2011 Annual Report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the 2011 Annual Report.

THE ECONOMY

The Mercosur Agreements

As a result of the recent impeachment of former President Mr. Lugo and his destitution by the Paraguayan Congress, Paraguay was temporarily suspended as a Mercosur member in July 2012 pursuant to the Democratic Clause of the Ushuaia Protocol on Democratic Commitment.

In addition, in July 2012, Mercosur members (other than Paraguay) admitted the Republic of Venezuela as a full member of Mercosur. Venezuela is required to adopt the Mercosur common external tariff by 2016.

Privatizations

In October 2012, through a trust created pursuant to Law No 18,931, the government conducted an auction for the sale of seven aircraft of Pluna Líneas Aéreas S.A. (Pluna). The aircraft were initially awarded to Cosmo S.A. (Cosmo), a company organized under the laws of Spain. Payment for the aircraft, which amounted to US$137 million, was scheduled to take place by the end of October 2012 and Cosmo posted a bond, for an amount equal to 10% of the purchase price, to secure performance of its bid. However, Cosmo did not complete payment. The government is currently assessing all available options to dispose of Pluna’s assets.

In October 2012, the government entered into offshore hydrocarbons exploration and exploitation agreements with British companies British Petroleum and British Gas, the French company Total and the Irish company Tullow Oil on eight blocks under the “Uruguay Round II” program to be implemented by ANCAP. Under the agreements, the companies committed to invest approximately US$1.6 billion in the aggregate in exploration and development activities without recourse to the government for any risks and costs incurred in connection with such exploration activities associated with the project within the next three years.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

The following table sets forth information regarding GDP for the periods indicated. The figures included in the table are based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009) to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Expenditure

(% change from previous year, except as otherwise indicated, 2005 prices)

	2007	2008(1)	2009(1)	2010(1)	2011(1)	January/June 2012(1)(2)
Government consumption	4.7%	9.3%	3.1%	0.8%	3.0%	4.8%
Private consumption	7.1	9.1	(0.3)	13.7	8.2	6.3
Gross fixed investment	9.3	19.3	(4.9)	11.8	5.5	11.6
Public sector (% of gross fixed investment)	20.7	21.4	15.6	(4.7)	(4.3)	(12.0)
Private sector (% of gross fixed investment)	6.4	18.7	(10.8)	18.0	8.5	17.9
Exports of goods and services	4.8	8.5	5.7	6.0	5.8	2.1
Imports of goods and services	5.9	24.4	(6.8)	14.4	11.2	11.5

(1)	Preliminary data.
(2)	January 1- June 30, 2012 compared to January 1- June 30, 2011.
Source:	Banco Central.

Principal Sectors of the Economy

The following table sets forth the components of Uruguay’s GDP and their respective growth rates for the periods indicated. The percentages and figures included in the table are based on 2005 prices to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Sector

(% change from previous year, except as otherwise indicated, 2005 prices)

	2007	2008(1)	2009(1)	2010(1)	2011(1)	January/June 2012(1)(2)
Agriculture, livestock, fishing and forestry(3)	(10.2)%	2.1%	1.6%	0.5%	4.4%	0.7%
Mining	6.3	1.7	0.3	2.1	7.3	n/a
Manufacturing	8.3	8.1	(3.7)	3.6	1.2	1.4
Electricity, gas and water	50.2	(51.1)	15.6	88.0	(25.6)	(44.8)
Construction	9.3	2.6	0.7	3.7	6.5	17.3
Commerce, restaurants and hotels	8.7	11.9	1.4	13.6	9.9	4.3
Transportation, storage and communications	16.1	30.7	12.5	17.6	12.6	8.4
Real estate, business, financial and insurance services	2.6	4.5	1.5	4.5	7.7	n/a
Other services(4)(5)	3.6	4.6	3.8	1.8	2.7	4.5
Total GDP	6.5%	7.2%	2.4%	8.9%	5.7%	4.0%

n/a:	not available
(1)	Preliminary data.
(2)	January 1- June 30, 2012 compared to January 1- June 30, 2011.
(3)	For the period January/June 2012, includes mining.
(4)	Includes public sector services and other services.
(5)	For the period January/June 2012, includes real estate, business, financial and insurance services.
Source:	Banco Central.

Uruguay’s GDP increased 4.0% during the first six months of 2012 compared to the same period in 2011. The increase in the first six months of 2012 was mainly due to improved levels of activity in several sectors of the economy, in particular the construction sector and the transportation, storage and communications sector.

In the first quarter of 2012, GDP increased 1.9% (measured on a seasonally adjusted basis) compared to the last quarter of 2011, due to improved levels of activity primarily in the construction sector, the commerce, restaurants and hotels sector and the transportation, storage and communications sector. The construction sector grew mainly due to public and private sector investment. Growth in the commerce, restaurants and hotels sector was driven by an increase in the consumption of fuel and imported goods. The transportation, storage and communications sector continued to improve mainly in the telecommunications industry and due to the continued growth of freight transportation.

In the second quarter of 2012, GDP increased 0.8% (measured on a seasonally adjusted basis) compared to the preceding quarter. Growth was driven mainly by the construction sector and the transportation, storage and communications sector. The construction of a pulp mill in Colonia by the private sector and investment in infrastructure by the public sector and state-owned companies fueled growth in the construction sector. Increased activity in the telecommunications industry was the driver of growth in the transportation, storage and communications sector. The electricity, gas and water sector contracted significantly due to droughts that affected the Uruguayan basin and resulted in an increase in the consumption of thermal energy, which relies heavily on imported fuel.

Mining

On October 16, 2012, the Executive Power submitted a bill to Congress proposing the enactment of a law regulating large-size mining projects. The bill, if enacted, will set the conditions under which large-size mining exploitation concessions will be granted. A mining area should comprise of at least 400 hectares to qualify as a large-size mining project under the law. The bill estimates that a mining area project would require an initial investment of approximately UI 830 million and would generate annual revenues exceeding UI 830 million. It also provides for the creation of an extraordinary income tax on the net income generated by mining activities that fall within the scope of the law.

Electricity, Gas and Water

With the objective of diversifying Uruguay’s energy sources and improving the supply of natural gas, Uruguay has launched an international bidding process for the construction and operation of a liquefied natural gas (LNG) regasification plant in Montevideo, with a capacity of 10 million cubic meters of gas per day. The regasification plant, once operational, will inject natural gas to the local distribution network for homes, industries, transportation and electrical energy generation. The bidding process is expected to be completed by the end of 2013. Based on preliminary estimates, the Uruguayan government expects the construction of the facility to require investments ranging between US$400 million and US$600 million and that the facility will be operative in late 2014.

Employment, Labor and Wages

Employment

Estimates of the National Statistics Institute indicate that the average nationwide unemployment rate was 7.1% in September 2012, compared to 6.0% in September 2011, while the average nationwide employment rate decreased to 58.2% in September 2012, compared to 60.4% in September 2011.

Wages

For the 12-month period ended August 31, 2012, average nominal wages increased 11.5%, while average real wages increased 3.4%. During this period, public sector wages increased 12.2% and 3.5% in nominal and real terms, respectively, while average private sector wages increased 11.6% and 3.3% in nominal and real terms, respectively.

FOREIGN MERCHANDISE TRADE

Merchandise exports for the 12-month period ended June 30, 2012 totaled US$9.5 billion, compared to US$8.7 billion for the same period in 2011. Merchandise imports totaled US$11.2 billion for the 12-month period ended June 30, 2012, compared to US$10.1 billion for the same period in 2011.

Merchandise trade for the 12-month period ended June 30, 2012 recorded a deficit of US$1.7 billion, compared to a deficit of US$1.4 billion for the same period in 2011.

FOREIGN TRADE ON SERVICES

Gross tourism receipts totaled US$2.2 billion for the 12-month period ended June 30, 2012, compared to US$2.0 billion for the 12-month period ended June 30, 2011.

BALANCE OF PAYMENTS

In the 12-month period ended June 30, 2012, Uruguay’s balance of payments registered an overall surplus of US$2.3 billion, compared to a surplus of US$2.1 billion for the 12-month period ended June 30, 2011.

Current Account

Uruguay’s current account for the 12-month period ended June 30, 2012 recorded a deficit of US$1.6 billion, compared to a deficit of US$1.4 billion for the 12-month period ended June 30, 2011. The increase in the current account deficit was attributable mainly to the growth in total imports, which increased by US$ 1.5 billion over the 12-month period ended June 30, 2012, at a pace faster than exports, which increased by US$ 1.2 billion during the same period.

Capital and Financial Account

Uruguay’s capital and financial account recorded a surplus of US$3.7 billion for the 12-month period ended June 30, 2012, compared to a US$4.7 billion surplus for the 12-month period ended June 30, 2011. Portfolio investment totaled US$2.1 billion for the 12-month period ended June 30, 2012, compared to US$851 million for the 12-month period ended June 30, 2011. Other investment recorded an outflow of US$906 million for the 12-month period ended June 30, 2012, compared to an inflow of US$1.2 billion for the 12-month period ended June 30, 2011. Foreign direct investment totaled US$2.6 billion for the 12-month period ended June 30, 2012, compared to US$2.7 billion for the 12-month period ended June 30, 2011.

International Reserves

As of October 31, 2012, international reserve assets of Banco Central totaled US$13.1 billion, including US$4.2 billion in reserves and voluntary deposits of the Uruguayan banking system. International reserve assets of Banco Central as of December 31, 2011 stood at US$10.3 billion, including US$2.8 billion in reserves and voluntary deposits of the Uruguayan banking system.

MONETARY POLICY AND INFLATION

Monetary Policy

On October 1, 2012, Banco Central increased the monetary policy rate from 8.75% to 9.0% in response to prevailing inflation expectations.

Liquidity and Credit Aggregates

The following table sets forth selected monetary indicators for the periods indicated.

Selected Monetary Indicators

(percentage change based on peso-denominated data)

	2007	2008	2009	2010	2011	12 months ended September 28, 2012(1)
M1 (% change)(2)	32.0%	17.9%	15.2%	30.0%	20.8%	18.7%
M2 (% change)(3)	31.0	17.3	14.9	31.0	22.1	13.6
Credit from the financial system (% change)	22.1	58.7	(13.1)	24.1	14.1	13.9
Average annual peso deposit rate (end period)	4.4	5.4	4.9	4.8	5.5	5.9
Monetary policy rate (TPM)	7.25	7.75	6.25	6.50	8.75	8.75	(4)
Average money market rate (TMM) (period end)	7.25	4.99	6.20	6.50	8.75	8.75

(1)	Preliminary data.
(2)	Currency in circulation plus peso-denominated demand deposits.
(3)	M1 plus peso-denominated savings deposits.
(4)	Increased to 9.0% on October 1, 2012.

Source: Banco Central.

Inflation

Consumer prices increased 9.1% in the 12-month period ended October 31, 2012. Wholesale prices increased 6.9% for the 12-month period ended October 31, 2012, compared to an increase of 11.7% for the same period ended October 31, 2011.

Foreign Exchange

The following table sets forth the high, low, average and period-end peso/U.S. dollar exchange rates for the dates and periods indicated.

Exchange Rates(1)

(pesos per US$)

	High	Low	Average	Period-End
2007	24.450	21.500	23.416	21.500
2008	24.520	19.079	20.947	24.350
2009	24.350	19.534	22.543	19.627
2010	21.329	19.042	20.072	20.094
2011	20.426	18.300	19.300	19.898
For the 12 months ended October 31, 2012	22.099	19.288	20.384	19.901

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

In August 2012, Banco Central set forth certain requirements for the purchase by non-residents of its short-term debt. Non-residents, through local financial institutions, must deposit with Banco Central an amount equal to 40% of the investment made in Banco Central’s short term debt. This deposit cannot be withdrawn until the security is transferred or redeemed by Banco Central.

THE BANKING SECTOR

Uruguay’s Banking System Following the 2002 Crisis

During the first nine months of 2012, deposits of the non-financial sector with the financial system grew by 8.0%, or US$1.7 billion, to US$23.4 billion. Likewise, credit extended to the non-financial sector by the banking system increased from US$11.3 billion as of December 31, 2011 to US$11.9 billion as of September 30, 2012.

The share of NPLs to total loans (based on payment delinquencies) of private banks, Banco de la República Oriental del Uruguay and Banco Hipotecario del Uruguay decreased to 2.5% as of June 30, 2012, from 2.7% as of December 31, 2011.

Regulatory capital of private banks as of June 30, 2012, represented 15.0% of risk-weighted assets (including Banco Hipotecario), compared to 15.6% as of December 31, 2011, and 13.9% as of December 31, 2010.

Banco Comercial Shareholder Dispute

In August 2012, the government and the three former shareholders of Banco Comercial, JP Morgan Chase (through a subsidiary), Credit Suisse First Boston and Dresdner Bank (through a subsidiary), announced the fulfillment of all conditions precedent and the global settlement agreement entered into on April 7, 2011 became effective. This settlement agreement settles all claims among the parties. As part of this agreement, a fund was created to cover any claim filed in Uruguay by private claimants against Uruguay, Banco Comercial or its three former shareholders, based on the liquidation of Banco Comercial and other financial institutions. In July 2012, the government transferred to such fund an amount equal to approximately 0.3% of GDP.

PUBLIC SECTOR FINANCES

In the 12-month period ended June 30, 2012, Uruguay’s public sector overall balance generated a deficit of US$992.0 million (2.0% of GDP), compared to a deficit of US$462.0 million (1.1% of GDP) for the same period ended June 30, 2011.

For the 12-month period ended June 30, 2012, Uruguay’s public sector primary balance recorded a surplus of US$389 million (0.8% of GDP), compared to a surplus of US$822 million (1.9% of GDP) for the 12-months ended June 30, 2011. The contraction in the primary surplus is mainly the result of expenditures incurred by the government in connection with increased fuel imports to compensate the energy sector deficit.

PUBLIC SECTOR DEBT

Domestic Debt

In July 2012, Uruguay established a peso-denominated debt issuance program providing for the issuance of debt securities in the domestic market on a monthly basis for up to an aggregate principal amount of US$600 million. Under this program, Uruguay may issue 3-year peso-denominated bonds and 5-year and 10-year peso-denominated bonds linked to CPI. As of September 30, 2012, Uruguay had issued bonds having a total aggregate principal amount equivalent to approximately US$200 million under this program.

Total Public Debt

The total gross public sector debt stood at US$26.7 billion (55.5% of GDP) on June 30, 2012, compared to US$26.1 billion (55.9% of GDP) on December 31, 2011. As of June 30, 2012, 48.0% of the total gross public debt was denominated in foreign currencies and 52.0% in Uruguayan pesos, compared to 48.2% and 51.8%, respectively, as of December 31, 2011. For more information see “Tables and Supplemental Information” on the 18-K Report of the Republic of Uruguay for the year ended December 31, 2011.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the New Bonds due 2045 involves a significant degree of risk. Investors are urged to read carefully the entirety of the prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Investment Considerations Relating to the Invitation

Risks of Not Participating in the Invitation

Illiquidity. Any Eligible Bonds tendered pursuant to the Invitation and accepted by Uruguay will be cancelled. Any remaining Eligible Bonds of a series not tendered in the Invitation may therefore become illiquid and this may adversely affect the market value of the remaining Eligible Bonds of that series. Moreover, there may be no active trading market, or published secondary market price quotations, for any remaining Eligible Bonds. Uruguay has committed that after giving effect to the Invitation and the concurrent cash tender offer for certain debt securities, only the 8.000% US$ Bonds due 2022, 7.875% US$ Bonds due 2033 and 7.625% US$ Bonds due 2036 will each have an outstanding principal amount of at least US$500 million.

Risks of Participating in the Invitation

Possible Cancellation or Extension of the Invitation. Uruguay reserves the right, in its sole discretion, not to accept tenders for, or issue, New Bonds due 2045. Even if the Invitation is completed, there can be no assurance that it will be completed on the schedule described herein. Accordingly, holders participating in the Invitation may have to wait longer than expected to receive their New Bonds due 2045, during which time those holders will not be able to effect transfers of their Eligible Bonds tendered pursuant to the Invitation.

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the New Bonds due 2045

Uruguay has been advised by the Dealer Managers that they may make a market in the New Bonds due 2045 but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to admit the New Bonds due 2045 to the Official List of the UKLA and to admit the New Bonds due 2045 to trading on the Regulated Market. The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC). No assurance can be given as to the liquidity of the trading market for the New Bonds due 2045. The price at which the New Bonds due 2045 will trade in the secondary market is uncertain.

Other Purchases or Redemption of Eligible Bonds

Whether or not the Invitation is consummated, Uruguay may continue to acquire, from time to time following completion or cancellation of the Invitation, Eligible Bonds other than pursuant to the Invitation, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise (and may redeem or defease the Eligible Bonds in accordance with these terms and the terms of the instruments under which they were issued), upon such terms and at such prices as they may determine, which may be more or less than the prices to be paid pursuant to the Invitation and could be for cash or other consideration.

Investment Considerations Relating to Uruguay

This section should be read in conjunction with the more detailed information found in the accompanying prospectus and the documents incorporated by reference herein.

Uruguay’s economy remains vulnerable to external shocks and to adverse developments affecting its major trading partners or by more general “contagion” effects, which could have a material adverse effect on Uruguay’s economic growth and its ability to rely on the international capital markets as a source of financing.

Investment in emerging market economies generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from international and domestic developments. Uruguay’s economy remains vulnerable to external shocks, including those relative to or similar to the global economic crisis that began in 2008 and the recent uncertainties surrounding European sovereign debt. Uruguay’s economy is also vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Uruguay’s major trading partners could have a material adverse impact on Uruguay’s balance of trade and adversely affect Uruguay’s economic growth.

In addition, because reactions of “international investors” to events occurring in one market, particularly emerging markets, frequently appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Uruguay could be adversely affected by negative economic or financial developments in other markets. Furthermore, the ongoing instability affecting the European financial markets could adversely affect investors’ confidence in other markets, such as Uruguay.

There can be no assurance that external shocks and uncertainties affecting members of the European Union or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America. These events, as well as economic and political developments affecting the economies of Uruguay’s principal trading partners, may adversely affect Uruguay’s ability to raise capital in the external debt markets in the future, as well as its economic condition.

Domestic factors could lead to a reduced growth and decrease of foreign investment in Uruguay.

Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty, could lead to lower growth in Uruguay, declines in foreign direct and portfolio investment and potentially lower international reserves. In addition, any of these factors may adversely affect the liquidity of, and trading markets for, Uruguay’s bonds.

TERMS OF THE INVITATION

Uruguay is inviting holders of Eligible Bonds to submit offers to exchange Eligible Bonds for New Bonds due 2045, on the terms and subject to the conditions of the Invitation as described herein.

Information regarding the Eligible Bonds, including their ISIN, CUSIP and Common Code numbers, is set forth in the table under “The Eligible Bonds.”

The New Bonds due 2045 to be issued in exchange for Eligible Bonds will be consolidated, form a single series and be fully fungible with Uruguay’s New Bonds due 2045 (CUSIP No. 760942AY8, ISIN US760942 AY83) to be issued pursuant to the New Bonds Offering made separately by Uruguay. The terms of the New Bonds due 2045 are described under “Description of the New Bonds due 2045.” Settlement of the New Bonds Offering will be a condition to settlement of the Invitation. The aggregate principal amount of New Bonds due 2045 to be issued pursuant to the New Bonds Offering will be at least US$500 million, subject to consummation of such offering. Pursuant to the terms of the New Bonds Offering, this amount may be increased by up to 10% after the date hereof.

The aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) will not exceed US$2.0 billion. The Eligible Bonds consist of two groups, Group A Bonds and Group B Bonds. Uruguay will not accept any Group B Bonds validly tendered unless it accepts all Group A Bonds validly tendered. If the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering), upon acceptance of all Group A Bonds validly tendered, is less than U.S.$1.0 billion, Uruguay will accept Group B Bonds validly tendered (of one or both series), if any have been tendered, such that the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) is at least U.S.$1.0 billion and Uruguay reserves the right, in its sole discretion, to accept Group B Bonds in excess thereof. Uruguay also reserves the right, in its sole discretion, to select one or more series of Group A Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group A Bonds to accept. Uruguay also reserves the right, in its sole discretion, to select one or both series of Group B Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group B Bonds to accept, if any.

Furthermore, (i) after giving effect to the Invitation and the Concurrent Offer, the outstanding aggregate principal amount of the 2022 Bonds will be at least US$500 million; (ii) after giving effect to the Invitation, the outstanding aggregate principal amount of the 2033 Bonds will be at least US$500 million; and (iii) after giving effect to the Invitation, the outstanding aggregate principal amount of the 2036 Bonds will be at least US$500 million.

Purpose of the Invitation

The Invitation is part of a broader program implemented by Uruguay to manage its external liabilities. The Invitation is concurrent with the Concurrent Offer. The bonds subject to the Concurrent Offer include the Group A Bonds included in this Invitation, among others. The total price payable by Uruguay (including accrued and unpaid interest) for all bonds accepted for purchase by Uruguay pursuant to the Concurrent Offer will not exceed US$500 million.

Exchange Offer

New Bonds due 2045 and Cash to be Received

Subject to proration as described herein, holders that validly tender Eligible Bonds will receive, in exchange for each US$1,000 principal amount of Eligible Bonds accepted for exchange:

•	New Bonds due 2045 having a principal amount (rounded down to the nearest multiple of US$1.00) equal to US$1,000 multiplied by the relevant Exchange Ratio; and

•	an amount of cash in U.S. dollars equal to the Eligible Bond Accrued Interest.

No cash will be paid in respect of New Bonds due 2045 not delivered as a result of rounding the principal amount of New Bonds due 2045 down to the nearest multiple of US$1.00.

The Exchange Ratio for each series of Eligible Bonds will be equal to the quotient (rounded to nine decimal places) of:

•	the applicable Group A Bond Value or Group B Bond Value (determined as described below) for such series, as applicable, divided by

•	the 2045 Reopening Price, determined as described below.

Determination of the Group A Bond Values and the Group B Bond Values

The Group A Bond Value for each series of Group A Bonds will be the corresponding amount per US$1,000 principal amount of such series of Group A Bonds set forth in the table on the inside cover hereof.

The Group B Bond Value for each series of Group B Bonds will be the price per US$1,000 principal amount (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that results in a yield to maturity, in the case of the 2033 Bonds, or a yield to weighted-average maturity, in the case of the 2036 Bonds, calculated in accordance with standard market practice, for such series of Group B Bonds, as of the Expected Settlement Date, equal to the sum of:

•	the 2045 Reopening Yield, plus

•	the Relative Spread for such series of Group B Bonds.

If the Relative Spread for a series of Group B Bonds is a negative number, then the yield used to determine the related price as described above would be less than the 2045 Reopening Yield.

Relative Spreads for the Group B Bonds

The Relative Spread for each series of Group B Bonds will be determined by Uruguay, in its sole discretion, at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.

2045 Reopening Price

The 2045 Reopening Price for the New Bonds due 2045 will be the price per US$1,000 principal amount (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that results in a yield to weighted-average maturity, calculated in accordance with standard market practice, for the New Bonds due 2045, as of the Expected Settlement Date, equal to the 2045 Reopening Yield.

2045 Reopening Yield

The 2045 Reopening Yield shall be a yield with respect to the New Bonds due 2045 determined by Uruguay in its sole discretion at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.

Determination and Announcement of Exchange Ratios

At or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline, or as soon as practicable thereafter, Uruguay will determine and announce the Relative Spread for each series of Group B Bonds, the 2045 Reopening Price, the 2045 Reopening Yield, the yield used to determine the Group B Bond Value for each series of Group B Bonds, the Group B Bond Value for each series of Group B Bonds and the Exchange Ratio for each series of Eligible Bonds. All announcements by Uruguay pursuant to the Invitation will be made by issuing a press release using PRNewswire or other comparable news service, which we refer to as “News Service.”

Modification of Exchange Ratios

Uruguay reserves the right to modify the Group A Bond Value for each series of Group A Bonds, the Relative Spread for each series of Group B Bonds and the 2045 Reopening Yield at any time, and if any such modification is made prior to the date and time that the Exchange Ratios are announced, Uruguay shall not be required to extend the expiration of the Invitation.

Hypothetical Terms

Based on the assumptions described in Annex A, we have included in Annex A a hypothetical Relative Spread for each series of Group B Bonds, hypothetical Group B Bond Values, a hypothetical 2045 Reopening Price, a hypothetical 2045 Reopening Yield, hypothetical Exchange Ratios and the resulting hypothetical principal amounts of New Bonds due 2045 that might be received in exchange for each US$1,000,000 principal amount of each series of Eligible Bonds accepted for exchange pursuant to the Invitation. These amounts are for illustrative purposes only. Actual amounts will likely differ from these hypothetical figures, and that difference may be material.

Proration

Uruguay will not accept any Group B Bonds unless it accepts all Group A Bonds validly tendered. If the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering), upon acceptance of all Group A Bonds validly tendered, is less than U.S.$1.0 billion, Uruguay will accept Group B Bonds validly tendered (of one or both series), if any have been tendered, such that the aggregate principal amount of the New Bonds due 2045 to be issued by Uruguay (including New Bonds due 2045 issued pursuant to the New Bonds Offering) is at least U.S.$1.0 billion and Uruguay reserves the right, in its sole discretion, to accept Group B Bonds in excess thereof. Uruguay reserves the right, in its sole discretion, to select one or more series of Group A Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group A Bonds to accept. Uruguay also reserves the right, in its sole discretion, to select one or both series of Group B Bonds to be prorated on the basis of the same or different proration factors, and to select which series of Group B Bonds to accept, if any.

As a result, some Eligible Bonds may not be accepted pursuant to the Invitation, and will be returned to the holder thereof.

In the event of proration with respect to a series of Eligible Bonds, the principal amount accepted of each offer to exchange such Eligible Bonds will be determined by multiplying the principal amount tendered of such offer by the applicable proration rate and rounding the resulting amount down to the nearest authorized denomination of such series of Eligible Bonds, as specified herein under “The Eligible Bonds.”

Acceptance of Offers

If Uruguay determines in its sole discretion to accept any tenders of Eligible Bonds submitted pursuant to the Invitation, it will at or around 12:00 noon, New York City time, on the first business day after the Expiration Deadline, or as soon thereafter as possible, determine and announce by press release:

•	the expected aggregate principal amount of each series of Eligible Bonds accepted in the Invitation (which could be zero for one or more series);

•	the expected proration factor for each series of Eligible Bonds, if any; and

•	the expected aggregate amount of New Bonds due 2045 to be issued pursuant to the Invitation.

This information will also be available from the Dealer Managers, the Information and Exchange Agent, on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com) and at www.bondcom.com/rou, and through such other means as Uruguay considers appropriate and as permitted by law. Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

Uruguay reserves the right, in its sole discretion, to terminate the Invitation for any reason. Uruguay also reserves the right, in its sole discretion, not to accept any tenders of one or more series of Eligible Bonds. Non-acceptance of tenders for one or more series of Eligible Bonds shall not affect the Invitation for any other series of Eligible Bonds. Termination of the Invitation for the Eligible Bonds does not affect Uruguay’s Concurrent Offer. The Invitation is conditioned on the consummation of the New Bonds Offering.

Uruguay may announce that offers to exchange Eligible Bonds will be prorated even if the announcement of the results of the Invitation did not contain any expected proration factor for the Eligible Bonds.

Once Uruguay has announced by press release issued to the News Service the final acceptance of any offers to exchange Eligible Bonds in accordance with the terms of the Invitation, Uruguay’s acceptance will be irrevocable. Offers, as so accepted, shall constitute binding obligations of the tendering holders of Eligible Bonds and Uruguay to settle the exchange, in the manner described under “Settlement.”

Announcements

Uruguay will make all of the foregoing announcements by press release issued to the News Service. Uruguay will also publish the results of the Invitation upon completion of the Invitation on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com ) and through such other means as Uruguay considers appropriate and as permitted by law. Uruguay may, in its sole discretion, extend or abridge the period for announcing the results of the Invitation.

Methodology Generally; No Recommendation

The relevant Exchange Ratio to exchange your Eligible Bonds for New Bonds due 2045 does not necessarily have a relationship to actual value. You should independently analyze the value of the New Bonds due 2045 and of the Eligible Bonds and make an independent assessment of the terms of the Invitation. None of Uruguay, the Dealer Managers or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitation are fair. None of Uruguay, the Dealer Managers or the Information and Exchange Agent makes any recommendation that you offer to exchange Eligible Bonds or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Uruguay, the Dealer Managers or the Information and Exchange Agent to make any such recommendation.

Denominations

Each series of Eligible Bonds may only be tendered in the minimum denomination and the integral multiple in excess of such minimum denomination that are set forth in the terms of such series of Eligible Bonds, as specified herein under “The Eligible Bonds.” The New Bonds due 2045 will be issued in minimum denominations of US$1.0 and integral multiples of US$1.0 in excess thereof.

Tender Procedures

General

If holders wish to submit an offer pursuant to the Invitation, a holder, as the custodial entity or direct participant (as the case may be) through which a holder holds its Eligible Bonds must submit, at or prior to the Expiration Deadline, its offer to exchange Eligible Bonds in the applicable manner described below.

By submitting an offer with respect to any series of Eligible Bonds and thereby offering to exchange them pursuant to the Invitation, holders are deemed to make certain acknowledgments, representations, warranties and undertakings to Uruguay, the Dealer Managers and the Information and Exchange Agent as set forth under “Holders’ Representations, Warranties and Undertakings.”

Offers with Respect to Eligible Bonds Held in DTC

If holders hold their Eligible Bonds through DTC, holders must arrange for a direct participant in DTC to submit their exchange offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitation is eligible for ATOP. Accordingly, a DTC participant must electronically transmit its submission of an exchange offer in accordance with DTC’s ATOP procedures for the Invitation. DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitation (as set forth in these Invitation Materials) and that Uruguay may enforce such agreement against such participant. Holders who intend to exchange their Eligible Bonds on the day the Invitation expires should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

A holder’s offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to a holder’s exchange offer must be received by the Exchange Agent at or prior to the Expiration Deadline.

Offers with Respect to Eligible Bonds Held in Euroclear or Clearstream, Luxembourg

If holders hold their Eligible Bonds through Euroclear or Clearstream, Luxembourg, holders must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver their exchange offer, which includes “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to the Expiration Deadline.

“Blocking” instructions means:

•	irrevocable instructions to block any attempt to transfer a holder’s Eligible Bonds on or prior to the settlement date;

•

irrevocable instructions to debit a holder’s account on or about the settlement date in respect of all of a holder’s Eligible Bonds, or in respect such lesser portion of a holder’s Eligible Bonds as are accepted for exchange or purchase by Uruguay, upon receipt of an instruction by the Exchange Agent to receive a holder’s Eligible Bonds for Uruguay, and

•	an irrevocable authorization to disclose, to the Information and Exchange Agent, the identity of the participant account holder and account information;

subject to the automatic withdrawal of the irrevocable instruction in the event that the Invitation is terminated by Uruguay and a holder’s right to withdraw a holder’s offer to exchange prior to the Expiration Deadline.

A holder’s exchange offer, which includes holder’s “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

Exchange Offers with Respect to Eligible Bonds Held by Custodians

If a holder holds its Eligible Bonds through a custodian, a holder may not submit an exchange offer directly. Holders should contact that custodian to submit exchange offers on their behalf. In the event that a holder’s custodian is unable to submit an offer to exchange or “blocking” instructions through the applicable clearing system, as applicable, on a holder’s behalf, holders should contact the Dealer Managers for assistance in submitting its exchange offer. There can be no assurance that the Dealer Managers will be able to assist a holder in successfully submitting its exchange offer.

Deadlines

Holders are responsible for arranging the timely delivery of their exchange offer pursuant to one of the procedures above.

None of Uruguay, the Dealer Managers or the Exchange Agent will be responsible for the communication of exchange offers by:

•	holders of Eligible Bonds to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Eligible Bonds; or

•	holders of Eligible Bonds or the direct participant to the Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

If holders hold Eligible Bonds through a broker, dealer, commercial bank or financial institution, holders should consult with that institution as to whether it will charge any service fees.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of exchange offers will be determined by Uruguay in its sole discretion, which determination will be final and binding. Uruguay reserves the absolute right to reject offers to exchange Eligible Bonds that are not in proper form or for which any corresponding agreement by Uruguay to exchange would, in the opinion of Uruguay’s counsel, be unlawful. Uruguay reserves the absolute right to waive any of the conditions of the Invitation or defects in tenders. None of Uruguay, the Dealer Managers or the Exchange Agent shall be under any duty to give notice to you, as the tendering holder, of any irregularities in the submission of offers, nor shall any of them incur any liability for the failure to give such notice.

Irrevocability; Withdrawal Rights

Each offer to exchange Eligible Bonds will become irrevocable upon the expiration of the Invitation. However, any such offer may be withdrawn or revised prior to the Expiration Deadline by withdrawing the offer in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be. If you have requested that a custodian submit a tender offer on your behalf and you would like to withdraw or revise your tender offer, you should contact that custodian and request it to withdraw or revise your tender offer prior to the Expiration Deadline. You should be aware, however, that the custodian may impose earlier deadlines for withdrawing or revising a tender offer in accordance with its procedures. If Uruguay terminates the Invitation without accepting any offer to exchange Eligible Bonds, all such offers shall automatically be deemed to be withdrawn.

If as a result of the proration specified in “—Exchange Offer—Proration” Uruguay does not accept some of your Eligible Bonds offered in exchange for New Bonds due 2045, any offer to exchange Eligible Bonds not so accepted shall automatically be deemed to be withdrawn.

Discretion on the Part of Uruguay

Uruguay reserves the right not to accept any tenders in its sole discretion.

No Participation by Uruguay

Uruguay may not submit any offers to exchange Eligible Bonds.

Participation by Uruguayan Governmental Agencies

Uruguayan governmental agencies will be permitted to submit offers to exchange Eligible Bonds.

“Uruguayan governmental agency” means any governmental agency, including the Banco Central, any institution under the direct or indirect control of Uruguay or any Uruguayan governmental agency acting at the direction of, or on behalf of, Uruguay. Regulation of financial institutions in Uruguay by regulatory authorities of Uruguay does not constitute control for this purpose.

Participation by the Dealer Managers

The Dealer Managers and certain of their affiliates will be permitted to submit offers on behalf of holders of Eligible Bonds and on their own behalf. With respect to such orders, receipt of instructions in Euroclear, Clearstream, Luxembourg or DTC may be after the Expiration Deadline at Uruguay’s sole and absolute discretion.

Term of Invitation, Termination, Amendments

The Invitation will expire at 5:00 p.m., New York City time, on the day of the Expiration Deadline, unless Uruguay in its sole discretion extends it or terminates it earlier.

At any time before 5:00 p.m., New York City time, on the day of the Expiration Deadline, Uruguay may, in its sole discretion:

•	terminate the Invitation, including with respect to offers to exchange Eligible Bonds submitted prior to the time of the termination; or

•	amend the Invitation from time to time in any fashion.

At any time before 9:00 a.m., New York City time, on the first business day after the Expiration Deadline, Uruguay may, in its sole discretion, announce that it has extended the Invitation past the originally scheduled Expiration Deadline. Uruguay also reserves the right, in its sole discretion, not to accept tenders for, or issue, New Bonds due 2045.

Publication

Information about the Invitation will be published, to the extent provided in the Invitation Materials, by means of the news media in accordance with applicable law and, with regard to the commencement and the results of the Invitation, by an announcement through the News Service on the website and regulatory information service of the London Stock Exchange (www.londonstockexchange.com ), by announcement on the Invitation website at www.bondcom.com/rouexchange and through such other means as Uruguay considers appropriate and as permitted by law. Holders may obtain information about the Invitation by contacting the Dealer Managers, the Information and Exchange Agent at the addresses and telephone numbers listed on the inside back cover of the Invitation Materials.

Settlement

Under the current schedule, the Expected Settlement Date will be Tuesday, November 20, 2012, being the second business day following the Expiration Deadline. The Group B Bond Values, the Exchange Ratio for each series of Eligible Bonds and the 2045 Reopening Price will be determined assuming that settlement takes place on the Expected Settlement Date.

We expect the Settlement Date of the Invitation to be the Expected Settlement Date. However, in the event the Settlement Date is delayed, the principal amount of New Bonds due 2045 you will be entitled to receive for the Eligible Bonds you tendered and Uruguay accepted in the Exchange Offer will not be adjusted; you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange; and you will also not be required to make any payment for interest accrued but unpaid on the New Bonds due 2045 on and after the Expected Settlement Date.

On the Settlement Date:

•

if Uruguay has accepted your offer to exchange Eligible Bonds, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg, on your behalf, as the case may be, must deliver to Uruguay good and marketable title to your Eligible Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind;

•

in return you will receive (i) solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Eligible Bonds being exchanged were held, the New Bonds due 2045 to which you are entitled; and (ii) the payment of the Eligible Bond Accrued Interest in cash.

The determination by Uruguay of any calculation or quotation made with respect to the Invitation shall be made assuming that the settlement takes place on the Expected Settlement Date and will be conclusive and binding on you, absent manifest error.

Market for the Eligible Bonds and New Bonds due 2045

Uruguay intends to cancel all Eligible Bonds acquired by it pursuant to the Invitation following the Settlement Date. Accordingly, the exchange of Eligible Bonds pursuant to the Invitation will reduce the aggregate principal amount of Eligible Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Eligible Bonds not offered or accepted pursuant to the Invitation. Eligible Bonds not exchanged or purchased pursuant to the Invitation will remain outstanding.

Uruguay will make application to admit the New Bonds due 2045 to the Official List of the UKLA and to admit the New Bonds due 2045 to trading on the Regulated Market. The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

No assurance can be given as to the liquidity of the trading market for the New Bonds due 2045. The price at which the New Bonds due 2045 will trade in the secondary market is uncertain.

Uruguay intends to prepare listing particulars for the New Bonds due 2045 and to seek a listing of the New Bonds due 2045 on the Regulated Market. Such listing particulars are likely to contain similar information to that contained in this prospectus supplement. However, it is possible that Uruguay may be required (under applicable law, rules, regulations or guidance applicable to the listing of securities or otherwise) to make certain changes or additions to or deletions from the description of its business, financial statements and other information contained herein. Furthermore, certain events might occur or circumstances might arise between publication of this document and of any listing particulars that would require additional or different disclosure to be made in the listing particulars. If the listing referred to above is achieved, listing particulars will be published and made available at Uruguay’s address provided on the back cover of this prospectus supplement. Potential investors in the European Economic Area and elsewhere may wish to refer to such listing particulars in the context of any investment decision relating to the New Bonds due 2045. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive. Any investor or potential investor in the European Economic Area should not base any investment decision relating to the New Bonds due 2045 on the information contained in this document after publication of the listing particulars and should refer instead to those listing particulars.

THE ELIGIBLE BONDS

The following table does not purport to be complete and is qualified in its entirety by the applicable documentation for the Eligible Bonds, copies of which may be obtained from the trustee.

The aggregate outstanding principal amount of all Eligible Bonds is approximately U.S.$5.0 billion.

The Eligible Bonds have the following characteristics:

Group A Bonds	ISIN	CUSIP	Common Code	Amount Outstanding as of October 25, 2012		Minimum Denomination/ Increment (US$)
7.000% due April 2013	US917288AS14	917288AS1	016713694	US$	34,803,880	U.S.$	1.00/1.00
7.875% due March 2014	US917288AT96	917288AT9	016713716	US$	5,188,963	U.S.$	1.00/1.00
7.250% due May 2014	US917288AU69	917288AU6	016713724	US$	15,651,712	U.S.$	1.00/1.00
7.500% due March 2015	US917288AZ56	917288AZ5	016713805	US$	177,584,775	U.S.$	1.00/1.00
8.750% due June 2015	US917288AV43	917288AV4	016713732	US$	18,310,492	U.S.$	1.00/1.00
7.625% due January 2017	US917288AX09	917288AX0	016713775	US$	13,003,870	U.S.$	1.00/1.00
9.250% due May 2017	US760942AR33	760942AR3	021983462	US$	137,039,000	U.S.$	1.00/1.00
8.000% due November 2022	US917288BC52	917288BC5	023617129	US$	1,634,875,590	U.S.$	1.00/1.00
6.875% due September 2025	US760942AX01	760942AX0	045490688	US$	474,700,000	U.S.$	1.00/1.00
7.875% due July 2027	US760942AE20	760942AE2	007829361	US$	23,150,000	U.S.$	1.00/1.00

Group B Bonds	ISIN	CUSIP	Common Code	Amount Outstanding as of October 25, 2012		Minimum Denomination/ Increment (US$)
7.875% due January 2033	US917288BA96	917288BA9	016713813	US$	1,073,470,792	U.S.$	1.00/1.00
7.625% due March 2036	US760942AS16	760942AS1	024873811	US$	1,411,130,899	U.S.$	1.00/1.00

Eligible Bonds are presently listed on the London Stock Exchange or Luxembourg Stock Exchange. Uruguay does not intend to discontinue listing of any outstanding Eligible Bonds on the applicable stock exchanges following the consummation of the Invitation.

Eligible Bonds acquired by Uruguay pursuant to the Invitation will be cancelled. Accordingly, the exchange of Eligible Bonds pursuant to the Invitation will reduce the aggregate principal amount of Eligible Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Eligible Bonds not exchanged pursuant to the Invitation.

DESCRIPTION OF THE NEW BONDS DUE 2045

Uruguay is issuing the New Bonds due 2045 under a trust indenture dated as of May 29, 2003 among Uruguay, Banco Central, as financial agent to Uruguay, and The Bank of New York Mellon (formerly The Bank of New York), as trustee. The information contained in this section and in the prospectus summarizes some of the terms of the New Bonds due 2045 and the indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the New Bonds due 2045 and the indenture. You should read the indenture and the form of New Bonds due 2045 before making your investment decision. Uruguay has filed the indenture and the form of New Bonds due 2045 with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the New Bonds due 2045. This prospectus supplement describes the terms of the New Bonds due 2045 in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Terms of the New Bonds due 2045

The New Bonds due 2045 will:

•

be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof;

•	be available in certificated form only under certain limited circumstances;

•	be direct, general, unconditional and unsecured obligations of Uruguay;

•	rank equal in right of payment with all of Uruguay’s payment obligations relating to unsecured and unsubordinated external indebtedness;

•	mature on November 20, 2045;

•	pay principal in three nominally equal installments on November 20, 2043, November 20, 2044 and at maturity;

•

accrue interest from the Expected Settlement Date and pay interest semi-annually in arrears on May 20 and November 20 of each year, commencing on May 20, 2013, each of the payments being payable at an annual rate of 4.125% on the outstanding principal amount of the New Bonds due 2045. Interest on the New Bonds due 2045 will be calculated on the basis of a 360-day year of twelve 30-day months; and

•	pay all amounts due in respect of principal or interest in U.S. dollars.

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York.

Payment of Principal and Interest

If any date for an interest or principal payment on a New Bond due 2045 is not a business day, Uruguay will make the payment on the next business day. No interest on the New Bonds due 2045 will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any New Bonds due 2045 is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global New Bonds due 2045

Payments of principal, interest and additional amounts, if any, in respect of the New Bonds due 2045 will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the New Bonds due 2045 from the funds it receives.

Certificated New Bonds due 2045

Uruguay will arrange for payments to be made on any New Bonds due 2045 in certificated form to the person in whose name the certificated New Bonds due 2045 are registered, by wire transfer or by check mailed to the holder’s registered address.

Modifications

The indenture and the New Bonds due 2045 contain collective action clauses with provisions regarding future modifications to the terms of the New Bonds due 2045 and to multiple series of debt securities issued under the indenture.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the New Bonds due 2045 may be made or given pursuant to (i) a written action of the holders of the New Bonds due 2045 without the need for a meeting, or (ii) by vote of the holders of the New Bonds due 2045 taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture and the terms and conditions of the New Bonds due 2045.

Any modification, amendment, supplement or waiver to the terms and conditions of the New Bonds due 2045, or to the indenture insofar as it affects the New Bonds due 2045, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the New Bonds due 2045 at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the New Bonds due 2045;

•	reduce the principal amount or redemption price or premium, if any, payable under the New Bonds due 2045;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the New Bonds due 2045;

•	reduce the interest rate on the New Bonds due 2045;

•	change the currency or place of payment of any amount payable under the New Bonds due 2045;

•	change the obligation of Uruguay to pay additional amounts in respect of the New Bonds due 2045;

•

change the definition of “outstanding” or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the New Bonds due 2045) in respect of the New Bonds due 2045;

•

authorize the trustee, on behalf of all holders of the New Bonds due 2045, to exchange or substitute all the New Bonds due 2045 for, or convert all the New Bonds due 2045 into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the New Bonds due 2045.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the New Bonds due 2045 or to the indenture insofar as it affects the New Bonds due 2045 (but does not, in each case, modify the terms of any other debt securities issued under the indenture), may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the New Bonds due 2045 at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the New Bonds due 2045 and at least one other series of debt securities issued under the indenture, or to the indenture insofar as it affects the New Bonds due 2045 and at least one other series of debt securities issued under the indenture, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for any affected series if made with the consent of Uruguay and:

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that reserve matter modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each affected series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the New Bonds due 2045 for new debt instruments of Uruguay or any other Person, Uruguay shall ensure that the relevant provisions of the New Bonds due 2045, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or, if more than one debt instrument is so offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new New Bonds due 2045 or reopen the New Bonds due 2045 with the intention of placing the New Bonds due 2045 with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of the New Bonds due 2045.

Any modification consented to or approved by the holders of the New Bonds due 2045 and the holders of any other series of debt securities, if applicable, pursuant to the modification provisions will be conclusive and binding on all holders of the New Bonds due 2045, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the New Bonds due 2045, whether or not notation of such modification is made upon the New Bonds due 2045. Any instrument given by or on behalf of any holder of a Bond in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such bond.

Before seeking the consent of any holder of a Bond to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the New Bonds due 2045) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the New Bonds due 2045 has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any New Bonds due 2045 owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only New Bonds due 2045 that the trustee knows to be so owned shall be so disregarded.

Prior to any vote on a reserve matter modification affecting the New Bonds due 2045, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any New Bonds due 2045 deemed to be not outstanding as described above or, if no New Bonds due 2045 are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the New Bonds due 2045 (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Additional Amounts

Uruguay will make all principal and interest payments on the New Bonds due 2045 without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of New Bonds due 2045 the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of New Bonds due 2045 has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the New Bonds due 2045;

•

the holder of New Bonds due 2045 has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of New Bonds due 2045 has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the New Bonds due 2045. Uruguay will also indemnify the holder of New Bonds due 2045 against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the New Bonds due 2045 following an event of default.

Paying Agents and Transfer Agent

So long as any New Bonds due 2045 remain outstanding, Uruguay will maintain a principal paying agent in the United Kingdom and a registrar in New York City for that series and maintain in New York City an office or agency where notices and demands to or upon Uruguay in respect of the New Bonds due 2045 or of the indenture may be served. Uruguay has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the Register will be maintained.

Uruguay will provide prompt notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Further Issues

Uruguay may without the consent of the holders create and issue additional securities with the same terms and conditions as the New Bonds due 2045 (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with the outstanding New Bonds due 2045.

Notices

All notices to holders will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Registration and Book-Entry System

Global Bonds

The New Bonds due 2045 will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the Closing Date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the New Bonds due 2045. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the New Bonds due 2045 or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

Owners of a beneficial interest in the global securities will generally not be considered holders of any New Bonds due 2045 under the indenture for the New Bonds due 2045.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the New Bonds due 2045 represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the New Bonds due 2045 and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

CLEARANCE AND SETTLEMENT

The information in this section concerning Euroclear, Clearstream, Luxembourg, and DTC and their book-entry systems has been obtained from sources Uruguay believes to be reliable, but Uruguay makes no representation or warranty with respect to this information. Euroclear, Clearstream, Luxembourg and DTC are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Uruguay, the trustee, or the Exchange Agent will be responsible for Euroclear’s, Clearstream, Luxembourg’s or DTC’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of Euroclear, Clearstream, Luxembourg, and DTC to facilitate initial issuance of the New Bonds due 2045. Transfers within Euroclear, Clearstream, Luxembourg, and DTC will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the New Bonds due 2045 through DTC and investors who hold or will hold the New Bonds due 2045 through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), Dealer Managers, other securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to New Bonds due 2045 held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Dealer Managers, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.

Distributions with respect to New Bonds due 2045 held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC

Participants”) include the global coordinator, the Dealer Managers, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in New Bonds due 2045 in DTC may be made only through DTC participants. In addition, beneficial holders of New Bonds due 2045 in DTC will receive all distributions of principal of and interest on the New Bonds due 2045 from the trustee through such DTC participant.

Initial Settlement

Upon the issuance of the New Bonds due 2045, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the New Bonds due 2045 to the accounts of DTC participants. Such accounts initially will be designated by the Exchange Agent, and will be the same as the accounts in which the Eligible Bonds accepted for exchange were held. Ownership of beneficial interests in the New Bonds due 2045 will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the New Bonds due 2045 will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

The New Bonds due 2045 that Uruguay will issue pursuant to the Invitation will be credited to the securities custody accounts of persons who hold such bonds through DTC (other than through accounts at Euroclear and Clearstream, Luxembourg) on the settlement date and to persons who hold such bonds through Euroclear and Clearstream, Luxembourg on the business day following the settlement date.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although Euroclear, Clearstream, Luxembourg and DTC have agreed to the following procedures in order to facilitate transfers of interests in the New Bonds due 2045 among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor the Exchange Agent, any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg, or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Accountholders

Secondary market trading of New Bonds due 2045 represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the New Bonds due 2045 are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the New Bonds due 2045 from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC accountholder’s account against delivery of the interest in the applicable bonds. After settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg participant’s or Euroclear participant’s account. The interest in the New Bonds due 2045 will appear the next day, European time. The cash debit will be back-valued to, and the interest of the applicable New Bonds due 2045 will accrue from, the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, the Clearstream, Luxembourg or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream, Luxembourg participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as participants would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, participants may take on credit exposure to Clearstream, Luxembourg or Euroclear until the interests in the New Bonds due 2045 are credited to their accounts one day later.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the New Bonds due 2045 would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in such bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the interest in the New Bonds due 2045 earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring New Bonds due 2045 to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the New Bonds due 2045 from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures

•

borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Clearstream, Luxembourg and Euroclear participants may employ their customary procedures for transactions in which interests in the New Bonds due 2045 are to be transferred by the respective clearing system, through its respective depositary, to a DTC accountholder. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to credit the interest in the New Bonds due 2045 to the DTC accountholder’s account against payment. Payment will include interest accrued on the beneficial interest in the New Bonds due 2045 from and including the last interest payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day. Receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If the Clearstream, Luxembourg or Euroclear participant has a line of credit in its clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date, that is, if the trade fails, receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account would instead be valued as of the actual settlement date.

TAXATION

The following discussion summarizes certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you exchange Eligible Bonds for New Bonds due 2045 and to your acquisition, ownership and disposition of the New Bonds due 2045. This summary is based on laws and regulations in effect in Uruguay and laws, regulations, rulings and decisions now in effect in the United States, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the prospectus.

Uruguayan Income Tax Consequences

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to a holder if a holder is a Non-Resident Holder of Eligible Bonds. For the purposes of this summary, a holder is a “Non-Resident Holder” if a it is a holder of Eligible Bonds that is an individual that is a non-resident of Uruguay or a legal entity that is neither organized in, nor maintains a permanent establishment in Uruguay. This summary may also be relevant to a holder if it is a Non-Resident Holder of Eligible Bonds in connection with the holding and disposition of Eligible Bonds or New Bonds due 2045. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Eligible Bonds or the New Bonds due 2045, in each case if a holder is a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to a holder if it is a resident of Uruguay.

Under Uruguayan law, as currently in effect, if a holder is a Non-Resident Holder of bonds, interest and principal payments on the bonds will not be subject to Uruguayan income or withholding tax. If a holder is a Non-Resident Holder and it obtains capital gains resulting from any trades of bonds effected between or in respect of accounts maintained by or on behalf of it, it will not be subject to Uruguayan income or other Uruguayan taxes where it has no connection with Uruguay other than as a holder of an interest in bonds. If a holder is a Non-Resident Holder, payments of interest and principal on bonds to it, and any gain realized upon the disposition of bonds by it, will not be subject to Uruguayan taxes.

U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the Invitation that may be relevant to you if you are a beneficial owner of Eligible Bonds that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Eligible Bonds (a “U.S. Holder”). The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, persons holding Eligible Bonds as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This discussion assumes you hold Eligible Bonds as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Discussions of U.S. federal tax considerations in this document are not intended to be used and cannot be used by any taxpayer, for the purpose of avoiding U.S. federal tax penalties. You should consult your own tax advisors in determining the tax consequences of the Invitation to your particular situation, including the application of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign, or other tax laws.

Consequences of Exchanging your Eligible Bonds for New Bonds due 2045

The exchange of Eligible Bonds pursuant to the Invitation by U.S. Holders will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, you will recognize capital gain or loss in an amount equal to the difference between the amount realized in the exchange (other than amounts attributable to accrued but unpaid interest, which will be taxed as such) and your adjusted tax basis in the Eligible Bonds sold at the time of sale. The amount realized in the exchange will be equal to the issue price of the New Bonds due 2045, as described below under “Consequences of Holding New Bonds due 2045,” received in exchange for Eligible Bonds, plus any cash received in the exchange. Your adjusted tax basis in an Eligible Bond generally will equal the amount you paid for the Eligible Bond, increased by any original issue discount (“OID”) you have included in income with respect to the Eligible Bond and reduced by any premium you have previously amortized or payments you have received other than payments of qualified stated interest. Any such gain or loss will be long-term capital gain or loss if you have held the Eligible Bonds for more than one year on the date of the exchange.

In general, market discount is the excess, if any, of the principal amount of an Eligible Bond (or, in the case of an Eligible Bond issued with OID, the adjusted issue price of the Eligible Bond) over your tax basis therein at the time of the acquisition, unless the amount of the excess is less than a specified de minimis amount, in which case market discount is considered to be zero. If you acquired the Eligible Bonds with market discount, any gain you realize pursuant to the exchange of Eligible Bonds for New Bonds due 2045 will be treated as ordinary income to the extent of the portion of the market discount that has accrued while you held the Eligible Bonds, unless you have elected to include market discount in income currently as it accrues.

Gain or loss recognized pursuant to the Invitation generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. Accrued interest income with respect to the Eligible Bonds that is treated as paid as a result of the Invitation will constitute income from sources outside the United States, and for U.S. foreign tax credit purposes such income should generally constitute “passive income.” The rules governing the U.S. foreign tax credit are complex, and you should consult your own tax advisors regarding the application of the rules to your particular circumstances.

Consequences of Holding New Bonds due 2045

For a discussion of the U.S. federal income tax consequences associated with owning and disposing of the New Bonds due 2045, see “Taxation—United States Federal Taxation” in the accompanying prospectus. You should consult your own tax advisors in determining the tax consequences to you of the ownership and disposition of the New Bonds due 2045, including the application to your particular situation of the U.S. federal tax considerations discussed in the accompanying prospectus, as well as the application of state, local, foreign, or other tax laws.

The issue price of a New Bond due 2045 will be the first price at which a substantial amount of the New Bonds due 2045 is sold, if as we expect to be the case a substantial amount of the New Bonds due 2045 (taking into account both New Bonds due 2045 sold in the New Bonds Offering and New Bonds due 2045 sold in the Exchange Offer) is sold for money. Accordingly, the issue price of the New Bonds due 2045 is expected to be 100% of the principal amount, as reflected on the cover of the prospectus supplement for the New Bonds due 2045 dated November 13, 2012. If the issue price is not the expected price of 100% of the principal amount, this information will have been relayed to the Trustee.

Information Reporting and Backup Withholding

You may be subject to backup withholding unless (i) you are a corporation or come within certain other exempt categories and demonstrate this fact, or (ii) you provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. The amount of any backup withholding from the Invitation will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service (“IRS”) in a timely manner.

Non-U.S. Holders

If you are a beneficial owner of Eligible Bonds that is not a U.S. Holder (a “Non-U.S. Holder”), you will not be subject to U.S. federal income or withholding tax on the exchange of Eligible Bonds for New Bonds due 2045 (including the portion treated as accrued but unpaid interest), provided that, if required, you have provided a properly completed IRS form W-8BEN or other IRS form W-8, signed under penalties of perjury, establishing your status as a Non-U.S. Holder (or you satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. Holder), unless you are an individual Non-U.S. Holder that realizes gain on the exchange and you are present in the United States for 183 days or more in the taxable year of the Invitation and certain other conditions are met.

For a discussion of the U.S. federal income tax consequences associated with owning and disposing of the New Bonds due 2045, see “Taxation—United States Federal Taxation” in the accompanying prospectus.

PLAN OF DISTRIBUTION

Uruguay has entered into a dealer manager agreement with the Dealer Managers for the Invitation. Pursuant to the dealer manager agreement, Uruguay has:

•	retained the Dealer Managers to act, directly or through affiliates, on behalf of Uruguay as the Dealer Managers in connection with the Invitation,

•

agreed to pay the fee set forth in the dealer manager agreement to the Dealer Managers for soliciting acceptances of the Invitation. Such fee is based on the aggregate principal amount of the Eligible Bonds exchanged or tendered pursuant to the Invitation and will be payable on the consummation of the Invitation,

•	agreed to reimburse the Dealer Managers for certain expenses in connection with the Invitation, and

•

agreed to indemnify the Dealer Managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Dealer Managers may be required to make because of those liabilities.

The dealer manager agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.

At any given time, the Dealer Managers may trade the Eligible Bonds or other debt securities of Uruguay for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Eligible Bonds or other securities of Uruguay.

If the Dealer Managers acquire any New Bonds due 2045 pursuant to the Invitation, they may resell the New Bonds due 2045 from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.

The Dealer Managers and their affiliates have provided, and expect to provide in the future, financial advisory, investment banking and general banking services to Uruguay and its governmental agencies and instrumentalities, for which they have received and expect to receive customary fees and commission. The Dealer Managers and their affiliates may, from time to time, engage in transactions with and perform services for Uruguay in the ordinary course of business. In addition, the Dealer Managers and/or their affiliates will act as joint book runners and underwriters of the New Bonds Offering.

Bondholder Communications Group, LLC will act as Information and Exchange Agent in connection with the Invitation.

The Dealer Managers have agreed to:

•	pay the Information and Exchange Agent customary fees for its services, and

•	reimburse the Information and Exchange Agent for certain of its out-of-pocket expenses in connection with the Invitation.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By tendering Eligible Bonds, the holder of such tendered Eligible Bonds is deemed to acknowledge, represent, warrant and undertake to Uruguay, the Dealer Managers and the Information and Exchange Agent that it is a holder of Eligible Bonds and that as of the Expiration Deadline and on the settlement date:

(1)	it has received and reviewed the Invitation Materials and understands and agrees to all terms and conditions;

(2)	it understands that the tender of Eligible Bonds pursuant to any of the procedures set forth in the Invitation Materials will constitute its acceptance of the terms and conditions of the Invitation;

(3)	upon the terms and subject to the conditions of the Invitation, it irrevocably accepts the Invitation in respect of the principal amount of Eligible Bonds that it is tendering and Eligible Bond Accrued Interest and, subject to and effective upon exchange or purchase of the tendered Eligible Bonds on the settlement date, it sells/exchanges, assigns and transfers to, or to the order of, Uruguay all right, title and interest in and to all of the Eligible Bonds tendered by such holder;

(4)	it has (a) arranged for a direct participant in DTC, Euroclear or Clearstream, Luxembourg as appropriate, to deliver tender instructions with respect to the Eligible Bonds to DTC, Euroclear or Clearstream, Luxembourg, as appropriate, in the manner specified in the Invitation prior to 5:00 p.m., New York City time, on the day of the Expiration Deadline, (b) authorized DTC, Euroclear or Clearstream, Luxembourg as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the settlement date such Eligible Bonds, (ii) cancel such Eligible Bonds (or such lesser portion as shall be accepted for tender by Uruguay) upon receipt of an instruction from the Exchange Agent on or after the settlement date to have such Eligible Bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such Eligible Bonds, and (c) further authorized the Exchange Agent to instruct DTC, Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate principal amount of such Eligible Bonds that shall have been accepted for tender by Uruguay.

(5)	it has full power and authority to accept the Invitation and tender, exchange, assign and transfer the Eligible Bonds tendered, and that, if such Eligible Bonds are accepted for exchange then (i) on the settlement date, it will deliver good and marketable title thereto, free and clear of all liens, charges, claims, interests, rights of third parties, encumbrances and restrictions of any kind and such Eligible Bonds will not be subject to any adverse claim or right; and (ii) it will, upon request, execute and deliver additional documents and/or do such other things deemed by the Dealer Managers, the Exchange Agent or Uruguay to be necessary or desirable to complete the exchange, assignment and transfer of the Eligible Bonds tendered or to evidence such power and authority;

(6)	it understands that an acceptance for payment of Eligible Bonds pursuant to any of the procedures described in the Invitation Materials will constitute a binding agreement between such holder and Uruguay in accordance with the terms and subject to the conditions of the Invitation;

(7)	it shall indemnify Uruguay, the Dealer Managers and the Information and Exchange Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to, the Invitation (including any acceptance thereof) by any such holder; and

(8)	it is not a person to whom it is unlawful to make an invitation to tender Eligible Bonds under the Exchange Offer under applicable securities laws. In particular: (i) if it is resident or located in the United Kingdom, it has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or it is a person to whom the Exchange Offer can be made in circumstances in which section 21 of the Financial Services and Markets Act 2000 does not apply and; (ii) if it is resident or located in the Republic of Italy, it is an Institutional Investor (investitore qualificato), as defined pursuant to Article 34-ter, paragraph 1, letter b) of the Regulation on Issuers and Article 26, paragraph 1, letter d) of the Regulation on Intermediaries.

FORWARD-LOOKING STATEMENTS

The following documents may contain forward-looking statements:

•	this prospectus supplement

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

VALIDITY OF THE NEW BONDS DUE 2045

The validity of the New Bonds due 2045 will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay. The validity of the New Bonds due 2045 will be passed upon for the Dealer Managers by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the Dealer Managers, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the Dealer Managers.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

GENERAL INFORMATION

Significant Changes to Public Finance and Trading Position

Since December 31, 2011, other than as disclosed in “Recent Developments,” and the Amendment No. 1 on Form 18-K/A to the 2011 Annual Report, each incorporated by reference in this Prospectus Supplement, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Due Authorization

Uruguay has authorized the creation and issue of the New Bonds due 2045 pursuant to Decree No. 357/012, dated November 13, 2012 of the Executive Power of the Republic of Uruguay and the corresponding resolution of the Ministry of Economy and Finance.

Listing; Information and Exchange Agent; Luxembourg Exchange Agent

Application will be made to admit the New Bonds due 2045 to the Official List of the UKLA and to admit the New Bonds due 2045 to trading on the Regulated Market of the London Stock Exchange. The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

Uruguay has appointed an Information and Exchange Agent and a Luxembourg Exchange Agent in connection with the Invitation.

Expenses

The expected expenses (excluding dealer manager compensation) in connection with the Invitation are estimated at US$130,000 in the aggregate.

Litigation

During the twelve months preceding the date of this prospectus, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position.

Where You Can Find More Information

Uruguay has filed the Registration Statements with the SEC. You may request copies of these documents, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statements and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1025 Connecticut Ave, N.W. Suite 902, Washington, D.C. 20036, United States.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statements to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statements. See “Incorporation by Reference” on page S-1 of this prospectus supplement. You can request copies of these documents, upon payment of a duplicating fee, by writing to the

SEC. Uruguay’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov and you may also read and copy these documents at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information.

You may inspect copies of the indenture and the forms of the New Bonds due 2045 during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

Application has been made for the New Bonds due 2045 to clear through Euroclear, Clearstream, Luxembourg and DTC.

ANNEX A

HYPOTHETICAL TERMS

The following tables provide a hypothetical Relative Spread for each series of Group B Bonds, hypothetical Group B Bond Values, a hypothetical 2045 Reopening Price, a hypothetical 2045 Reopening Yield, hypothetical Exchange Ratios and the resulting hypothetical principal amounts of New Bonds due 2045 that might be received in exchange for each US$1,000,000 principal amount of each series of Eligible Bonds accepted for exchange pursuant to the Invitation. These amounts are for illustrative purposes only. Actual amounts will likely differ from these hypothetical figures, and that difference may be material.

Since the 2045 Reopening Yield is not yet known, we have assumed the hypothetical value for the 2045 Reopening Yield to be 4.125%. In addition, since the Relative Spread for each series of Group B Bonds is not yet known, we have assumed the hypothetical value for each of these Relative Spreads to be 0 bps.

Hypothetical Examples

Expected Settlement Date 11/20/2012

Terms of the New Bonds due 2045

				A
New Bonds due 2045	Coupon	Maturity	Reopening Yield(1)	Reopening Price Per $1,000(2)
4.125% due November 2045	4.125%	11/20/2045	4.125%	$1,000.00

Example Bond Values, Exchange Ratios, and Accrued Interest per $1,000

		B	C	B+C	D	E = D/A		F
Group	Eligible Bonds	2045 Reopening Yield(1)	Relative Spread(3)	Purchase Yield	Bond Value Per $1,000(4)	Exchange Ratio(5)	Days of Accrued Interest	Accrued Interest (cash) Per $1,000(6)
A	7.000% due April 2013	—	—	—	$1,025.00	1.025000000	49	$9.53
A	7.875% due March 2014	—	—	—	$1,102.50	1.102500000	55	$12.03
A	7.250% due May 2014	—	—	—	$1,100.00	1.100000000	16	$3.22
A	7.500% due March 2015	—	—	—	$1,165.00	1.165000000	65	$13.54
A	8.750% due June 2015	—	—	—	$1,211.25	1.211250000	148	$35.97
A	7.625% due January 2017	—	—	—	$1,263.75	1.263750000	120	$25.42
A	9.250% due May 2017	—	—	—	$1,353.75	1.353750000	3	$0.77
A	8.000% due November 2022	—	—	—	$1,475.00	1.475000000	2	$0.44
A	6.875% due September 2025	—	—	—	$1,427.50	1.427500000	52	$9.93
A	7.875% due July 2027	—	—	—	$1,523.75	1.523750000	125	$27.34

B	7.875% due January 2033	4.125%	0bps	4.125%	$1,509.75	1.509750000	125	$27.34
B	7.625% due March 2036	4.125%	0bps	4.125%	$1,507.35	1.507350000	59	$12.50

Example New Bonds due 2045 received per every $1,000,000 Eligible Bonds accepted for exchange(7)

		G	H = E * G Rounded Down to Nearest $1.0
Group	Eligible Bonds	Principal Amount of Old Bonds	New Bonds due 2045 after Rounding
A	7.000% due April 2013	$1,000,000	$1,025,000
A	7.875% due March 2014	$1,000,000	$1,102,500
A	7.250% due May 2014	$1,000,000	$1,100,000
A	7.500% due March 2015	$1,000,000	$1,165,000
A	8.750% due June 2015	$1,000,000	$1,211,250
A	7.625% due January 2017	$1,000,000	$1,263,750
A	9.250% due May 2017	$1,000,000	$1,353,750
A	8.000% due November 2022	$1,000,000	$1,475,000
A	6.875% due September 2025	$1,000,000	$1,427,500
A	7.875% due July 2027	$1,000,000	$1,523,750

B	7.875% due January 2033	$1,000,000	$1,509,750
B	7.625% due March 2036	$1,000,000	$1,507,350

(1)	The 2045 Reopening Yield shall be a yield with respect to the New Bonds due 2045 determined by Uruguay in its sole discretion at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.
(2)	The 2045 Reopening Price for the New Bonds due 2045 will be a price per US$1,000 principal amount of New Bonds due 2045 (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that would result in a yield to weighted-average maturity (calculated in accordance with standard market practice) of the New Bonds due 2045 on the Expected Settlement Date equal to the 2045 Reopening Yield.
(3)	The Relative Spread for each series of Group B Bonds will be determined by Uruguay, in its sole discretion, at or around 11:00 a.m., New York City time, on the business day immediately prior to the Expiration Deadline and announced promptly thereafter.
(4)	The Group A Bond Values will be the corresponding amount per US$1,000 principal amount of the relevant series of Group A Bonds set forth in the table on the inside cover hereof. The Group B Bond Values will be a price per US$1,000 principal amount of the relevant series of Group B Bonds (rounded to the nearest cent, with US$0.005 being rounded to a full cent) that would result in a yield to maturity, in the case of the 2033 Bonds, as a yield to weighted-average maturity, in the case of the 2036 Bonds (calculated in accordance with standard market practice) of that series of Group B Bonds on the Expected Settlement Date equal to the sum of (a) the 2045 Reopening Yield, plus (b) the applicable Relative Spread.
(5)	The Exchange Ratio for each series of Eligible Bonds will be equal to the quotient (rounded to nine decimal places) of (a) the applicable Group A Bond Value or Group B Bond Value for such series, as applicable, divided by (b) the 2045 Reopening Price.
(6)	Accrued interest per $1,000 is the number of days of accrued interest multiplied by the product of 1,000 and the annual coupon rate divided by 360 days.
(7)	Example New Bonds due 2045 received per $1,000,000 principal amount of Eligible Bonds accepted for exchange. The minimum denomination of New Bonds due 2045 is $1.00 with a minimum increment of $1.00. The amount of New Bonds due 2045 received will be rounded down to the nearest multiple of $1.00.

PROSPECTUS

República Oriental del Uruguay

acting through Banco Central del Uruguay as its Financial Agent

Debt Securities

and/or

Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $2,800,000,000 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional public foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 8. Under these provisions, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2008.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC’). Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

This prospectus is based on information that is publicly available or that Uruguay has supplied, unless otherwise expressly stated. Uruguay confirms that:

•	the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under a trust indenture dated May 29, 2003 among Uruguay, Banco Central del Uruguay, or Banco Central, as financial agent to Uruguay, and The Bank of New York, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Uruguay to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

•	the authorized denominations;

•	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of the debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will be direct, unconditional and unsecured public foreign debt of Uruguay and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). They will rank equal in right of payment among themselves and with all of Uruguay’s existing and future unsecured and unsubordinated foreign debt, as defined under “—Negative Pledge” below. Uruguay has pledged its full faith and credit to make all payments on the debt securities when due.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security denominated in U.S. dollars is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Uruguay will make the payment on the next New York City banking day. A similar rule will apply to payments under securities denominated in other currencies, but with reference to business days in the place of payment. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities (see “—Limitations on Time for Claims” below).

Additional Amounts

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of debt securities the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of debt securities has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the securities;

•

the holder of debt securities has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of debt securities has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the debt securities. Uruguay will also indemnify the holder of debt securities against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following an event of default.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

•

“foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by the Republic or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

•

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

•

“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

•

any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

•

any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

•

any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

•	any lien existing on property at the time of acquisition;

•

any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

•	any lien in existence as of the issue date of the relevant series of debt securities; and

•

any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1. Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2. Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay or, where applicable, Banco Central acting on Uruguay’s behalf, to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3. Cross Default:

•

Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

•

Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4. Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003.

5. Validity:

•

The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

•	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

•

A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6. Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7. Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8. Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9. IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing, holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay or Banco Central, with a copy to the trustee.

Holders holding debt securities representing in the aggregate at least two-thirds of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless (1) such holder has given notice to the trustee that a default with respect to that series has occurred and is continuing, (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee to institute an action or proceeding and provided an indemnity satisfactory to the trustee, and (3) 60 days have passed since the trustee received the instruction and the trustee has failed to institute an action or proceeding as directed. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings

Uruguay or the trustee at any time may, and upon written request to the trustee by holders of at least 10% of the aggregate principal amount of the debt securities of any series the trustee shall, call a meeting of holders of the debt securities of that series. This meeting will be held at the time and place determined by Uruguay and Banco Central and specified in a notice sent to the holders by the trustee. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Registered holders holding debt securities representing at least a majority of the aggregate principal amount of the then-outstanding debt securities of a series will constitute a quorum at a meeting of registered holders described above. If there is no quorum, the meeting may be adjourned for a period of at least ten days, and if there is no quorum at the adjourned meeting, it may be further adjourned, provided in each case that notice is given at least five days prior to each date the meeting is to be reconvened. At the reconvening of any meeting that had been adjourned twice, registered holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of the series will constitute a quorum.

Modifications

The New Bonds contain collective action clauses with provisions regarding future modifications to the terms of the New Bonds. These clauses are described below.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to a written action of the holders of the debt securities of that series without the need for a meeting or by vote of the holders of the debt securities of that series taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture or the debt securities.

Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the debt securities of a series;

•	reduce the principal amount or redemption price or premium, if any, payable under the debt securities of a series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of a series;

•	reduce the interest rate on the debt securities of a series;

•	change the currency or place of payment of any amount payable under the debt securities of a series;

•	change the obligation of Uruguay to pay additional amounts in respect of the debt securities of a series;

•

change the definition of outstanding or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•

authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debt securities of that series into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the debt securities of a series.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for each affected series if made with the consent of Uruguay and

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the debt securities of one or more series for new debt instruments of Uruguay or any other person, Uruguay shall ensure that the relevant provisions of the affected debt securities, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or if more than one debt instrument is offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new debt securities or reopen any existing series of debt securities with the intention of placing such debt securities with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of any series of debt securities.

Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt security.

Before seeking the consent of any holder of a debt security of any series to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the affected debt securities) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the notes has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only debt securities that the trustee knows to be so owned shall be so disregarded. Prior to any vote on a reserve matter modification affecting any series of debt securities, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any debt securities of that series deemed to be not outstanding as described above or, if no debt securities of that series are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Uruguay may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries;

•	any other terms of the warrants.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank S.A./C.V., or Euroclear, and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Uruguay or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue the warrants or the debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems.

Uruguay generally will treat the registered holder of a global security as the absolute owner of the security for all purposes. The legal obligations of Uruguay and the trustee run only to the registered owner or bearer of a global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security. In addition, if you own a beneficial interest in a global security, you must rely on the procedures of the institutions through which you hold your interests in the security (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the security or securities. Under existing industry practice, if you desire to take any action that the holder of a security is entitled to take, then the registered holder would authorize the clearing system participant through which you own your beneficial interest to take the action, and the participant would then either authorize you to take the action or act for you on your instructions.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Uruguay takes no responsibility for the accuracy of this information.

The Depository Trust Company

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC, or DTC participants, include the global coordinator, the underwriters, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in global securities in DTC may be made only through DTC participants. In addition, beneficial owners of global securities in DTC will receive all distributions of principal of and interest on the global securities from the trustee through such DTC participant.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Secondary Market Trading

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global security or securities to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in these cases the interest income on securities that the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross- market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the debt securities represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or Banco Central acting on Uruguay’s behalf or any of their respective affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay or Banco Central acting on Uruguay’s behalf may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent in a Western European or United States city and a registrar in New York City for each series until the securities of that series are paid. Uruguay will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Notices

All notices to holders will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a global security, each person owning a beneficial interest in that global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Further Issues of Securities

Uruguay may without the consent of the holders create and issue additional securities with the same terms and conditions as a series of securities (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with any outstanding series, except as otherwise set forth in the Prospectus Supplement of a series.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York.

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

•

submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

•

agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A final judgment in any of the above actions or proceedings will be conclusive and may be enforced in other jurisdictions.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Subject to certain exceptions, Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation in respect of holding, owning or disposing the debt securities. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The trustee must file information returns with the United States Internal Revenue Service in connection with payments made on the debt securities to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the trustee. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Uruguay from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA”, the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Mario Bergara, the acting Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•	For Uruguay:

•	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

•

as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Uruguay and Banco Central on Uruguay’s behalf or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement.

•	For the underwriters, if any:

•	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

•

Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

•	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

•

Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay or Banco Central named in the applicable prospectus supplement; and

•	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Carlos Sténeri, the Financial Representative for Uruguay in the United States of America, whose address is 1025 Connecticut Avenue N.W., Suite 902, Washington, D.C. 20036.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2007 (the “2007 Annual Report”), filed with the SEC on June 6, 2008 (File No. 333-07128);

•	Amendment No. 1 on Form 18-K/A to the 2007 Annual Report filed with the SEC on June 20, 2008;

•	Any amendment on Form 18-K/A to the 2007 Annual Report filed prior to the termination of the offering of the debt securities and/or warrants; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Banco Central del Uruguay C. Correo 1467

11100, Montevideo

República Oriental del Uruguay

Fax No.: 598-2-902-1636

Attention: General Manager

THE ISSUER

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

INFORMATION AND EXCHANGE AGENT	LUXEMBOURG EXCHANGE AGENT	TRUSTEE, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYMENT AGENT

Bondholder Communications Group, LLC

30 Broad St.,

46th floor

New York, NY 10004

United States of America

Attention: Rita Upton

E-mail: rupton@bondcom.com

Tel: Toll Free 1-888-385-2663

Fax: 1-212-437-9827

Outside the United States: 1-212-809-2663

In London: 28 Throgmorton St., 1st floor

London EC2N 2AN

Tel: +44 20 7382 4580

Website: www.bondcom.com/rou

	The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building – Polaris 2-4 rue Eugène Ruppert L-2453 Luxembourg LUXMB_SPS@bnymellon.com +352 2452 5329	The Bank of New York Mellon 101 Barclay Street, Floor 4 East New York, New York 10286 United States

DEALER MANAGERS
BNP Paribas Securities Corp. 787 Seventh Avenue New York, New York, 10019 United States of America		Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013 United States of America

Attention: Liability Management Group In the United States, call toll free: +1 888 210-4358 Outside the United States, call collect: +1 212 841-3059		Attention: Liability Management Group In the United States, call toll free: +1 800 558-3745 Outside the United States, call collect: +1 212 723-6108

LEGAL ADVISORS
To Uruguay as to U.S. law:		To Uruguay as to Uruguayan law:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States		Dra. María Rosa Longone/ Dr. Fernando Scelza Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo, Uruguay

To the Dealer Managers as to U.S. law:		To the Dealer Managers as to Uruguayan law:
Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States		Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay

The Information and Exchange Agent for the Invitation is:

Bondholder Communications Group, LLC

30 Broad St.,

46th floor

New York, NY 10004

United States of America

Attention: Rita Upton

E-mail: rupton@bondcom.com

Tel: Toll Free 1-888-385-2663

Fax: 1-212-437-9827

Outside the United States: 1-212-809-2663

In London: 28 Throgmorton St., 1st floor

London EC2N 2AN

Tel: +44 20 7382 4580

Website: www.bondcom.com/rou

The Dealer Managers for the Invitation are:

BNP Paribas Securities Corp.	Citigroup Global Markets Inc.
BNP Paribas Securities Corp. 787 Seventh Avenue New York, New York, 10019 United States of America	Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013 United States of America

Attention: Liability Management Group In the United States, call toll free: +1 888 210-4358 Outside the United States, call collect: +1 212 841-3059	Attention: Liability Management Group In the United States, call toll free: +1 800 558-3745 Outside the United States, call collect: +1 212 723-6108

November 13, 2012